                                                                  EXECUTION COPY


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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                                HOWARD P. HOEPER,


                              HPH INDUSTRIES, LTD.,


                        PACKAGING RESOURCES GROUP, INC.,


                        PACKAGING RESOURCES INCORPORATED


                                       AND


                              VAN LEER HOLDING INC.


                          DATED AS OF DECEMBER 13, 2000




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

                                TABLE OF CONTENTS
                                   (Continued)

ARTICLE 1      DEFINITIONS.......................................................1
     1.1       Previously Defined Terms..........................................1
     1.2       Definitions.......................................................1
     1.3       Interpretation...................................................10

ARTICLE 2      PURCHASE AND SALE, PURCHASE PRICE, ALLOCATION AND OTHER
               RELATED MATTERS .................................................10
     2.1       Purchase and Sale................................................10
     2.2       Purchase Price...................................................10
     2.3       Payment of Purchase Price........................................11
     2.4       Final Net Working Capital Calculation............................11
     2.5       Assumed Liabilities..............................................13
     2.6       Sales and Transfer Taxes.........................................15
     2.7       Allocation of Purchase Price.....................................15
     2.8       Nonassignable Contracts and Nonassignable Permits................15

ARTICLE 3      CLOSING AND CLOSING DATE DELIVERIES..............................16
     3.1       Closing..........................................................16
     3.2       Closing Deliveries by Seller.....................................16
     3.3       Closing Deliveries by Purchaser..................................17
     3.4       Cooperation......................................................18

ARTICLE 4      PRE-CLOSING FILINGS..............................................18
     4.1       HSR Filing.......................................................18
     4.2       Other Governmental Filings.......................................18

ARTICLE 5      COVENANTS........................................................19
     5.1       Alternative Transaction..........................................19
     5.2       Conduct of Business Prior to Closing.............................19
     5.3       Preparation for Closing..........................................19
     5.4       Access to Information............................................20
     5.5       Notice of Developments...........................................20
     5.6       Taxes............................................................20
     5.7       Corporate Name...................................................20
     5.8       Employment Matters...............................................20
     5.9       Aurora Supply Arbitration........................................22

ARTICLE 6      FINANCIAL STATEMENTS; DISCLOSURE LETTER..........................22
     6.1       Pre-Signing Deliveries by Seller.................................22

ARTICLE 7      WARRANTIES AND REPRESENTATIONS OF SELLER.........................22
     7.1       Incorporation and Qualification of Seller........................22
     7.2       Authority........................................................22
     7.3       No Conflict......................................................23
     7.4       Consents and Approvals...........................................23


                                      -i-

     7.5       Brokers..........................................................23
     7.6       Financial Statements.............................................23
     7.7       Absence of Changes...............................................24
     7.8       Absence of Undisclosed Liabilities...............................24
     7.9       Compliance with Laws.............................................25
     7.10      Property, Plant and Equipment....................................25
     7.11      Intellectual Property............................................27
     7.12      Inventories......................................................28
     7.13      Accounts Receivable..............................................28
     7.14      Taxes............................................................28
     7.15      Contracts........................................................29
     7.16      Nature of Material Contracts.....................................30
     7.17      Powers of Attorney...............................................30
     7.18      Insurance and Risk Management....................................30
     7.19      Litigation.......................................................30
     7.20      Labor and Employment Matters.....................................31
     7.21      Employee Benefit Matters.........................................31
     7.22      Environmental, Health and Safety.................................33
     7.23      Affiliated Transactions..........................................34
     7.24      Government Contracts.............................................34
     7.25      Distributors, Customers and Suppliers............................34
     7.26      No Illegal Payments; Etc.........................................34
     7.27      Books and Records................................................35
     7.28      Title to Assets..................................................35
     7.29      All Assets Used to Conduct Business..............................35
     7.30      Product Warranties; Defects; Liability...........................35
     7.31      Disclaimer Regarding Estimates and Projections...................35

ARTICLE 8      WARRANTIES AND REPRESENTATIONS OF PURCHASER......................36
     8.1       Incorporation and Qualification of Purchaser.....................36
     8.2       Authority........................................................36
     8.3       No Conflict......................................................36
     8.4       Consents and Approvals...........................................36
     8.5       Litigation.......................................................37
     8.6       Brokers..........................................................37
     8.7       Financial Ability................................................37

ARTICLE 9      CONDITIONS TO CLOSING APPLICABLE TO PURCHASER....................37
     9.1       No Termination...................................................37
     9.2       Bring-Down of Seller's Warranties................................37
     9.3       Pending Actions..................................................37
     9.4       Consents and Approvals...........................................38
     9.5       No Material Adverse Effect.......................................38
     9.6       All Necessary Documents..........................................38
     9.7       Access to Facilitate Transition..................................38
     9.8       Dismissal of Pending Action......................................38
     9.9       HSR Act..........................................................38


                                      -ii-

     9.10      Representation and Warranty Insurance............................38
     9.11      Releases.........................................................38
     9.12      Transfer Documents...............................................38

ARTICLE 10     CONDITIONS TO CLOSING APPLICABLE TO SELLER.......................39
     10.1      No Termination...................................................39
     10.2      Bring-Down of Purchaser Warranties...............................39
     10.3      Pending Actions..................................................39
     10.4      Consents and Approvals...........................................39
     10.5      All Necessary Documents..........................................39
     10.6      HSR Act..........................................................40

ARTICLE 11     INDEMNIFICATION..................................................40
     11.1      Indemnification by Seller........................................40
     11.2      Indemnification by Purchaser.....................................40
     11.3      Third Person Claims..............................................40
     11.4      Exclusive Remedy.................................................41
     11.5      Monetary Limitations on Indemnification..........................42
     11.6      Time Limitations on Indemnification..............................43

ARTICLE 12     TERMINATION......................................................44
     12.1      Termination......................................................44

ARTICLE 13     NON-COMPETITION AND CONFIDENTIALITY..............................44
     13.1      Non-competition..................................................44
     13.2      Confidentiality..................................................44
     13.3      Remedy...........................................................45
     13.4      Confidentiality Covenant of Seller...............................45

ARTICLE 14     CERTAIN OTHER UNDERSTANDINGS.....................................46
     14.1      Records..........................................................46
     14.2      Further Actions..................................................47
     14.3      Waiver of Bulk Sales Law.........................................47

ARTICLE 15     MISCELLANEOUS....................................................47
     15.1      Costs and Expenses...............................................47
     15.2      Entire Agreement.................................................47
     15.3      Counterparts.....................................................47
     15.4      Assignment; Successors and Assigns...............................47
     15.5      Savings Clause...................................................48
     15.6      Headings.........................................................48
     15.7      Arbitration......................................................48
     15.9      Public Announcements.............................................49
     15.10     U.S. Dollars.....................................................49
     15.11     Notices..........................................................49
     15.12     No Third-Party Beneficiaries.....................................50
     15.13     Construction.....................................................51


                                      -iii-

     15.14     Waiver of Jury Trial.............................................51


                                    EXHIBITS

Exhibit 2.3(b)(i)        Form of Working Capital Escrow Agreement
Exhibit 2.3(b)(ii)       Form of Contract Escrow Agreement
Exhibit 2.7              Allocation of Purchase Price
Exhibit 3.2(a)(i)        Form of Bill of Sale and Assignment
Exhibit 3.2(a)(ii)       Form of IP Bill of Sale and Assignment
Exhibit 3.2(e)           Form of Opinion of Winston & Strawn
Exhibit 3.2(f)           Form of Acknowledgement and Release of Claims Relating to
                         Severance Plan
Exhibit 3.2(g)           Form of Management Termination Agreement
Exhibit 3.2(h)           Form of Change of Control Termination Agreement
Exhibit 3.3(c)           Form of Assumption Agreement
Exhibit 3.3(g)           Form of Opinion of Ropes & Gray
Exhibit 6.1(a)           Financial Statements

                            ASSET PURCHASE AGREEMENT


           This ASSET PURCHASE AGREEMENT dated as of December 13, 2000
(as amended or modified from time to time in accordance with the terms hereof, this "AGREEMENT") is by and among Packaging Resources Incorporated, a Delaware corporation (together with its successors and permitted assigns, "SELLER"), Packaging Resources Group, Inc., a Delaware corporation ("GROUP"), HPH Industries, Ltd., a Delaware corporation ("HPH"), Howard P. Hoeper ("HOEPER"), and Van Leer Holding Inc., a Delaware corporation (together with its successors and permitted assigns, "PURCHASER"). References to the "COMPANY" herein shall mean Group and Seller, individually and collectively.

                                R E C I T A L S:
                                ----------------

          A. Seller is in the business of manufacturing and supplying rigid plastic food packaging and rigid plastic beverage cups (the "BUSINESS").

          B. Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Business and substantially all of Seller's assets on the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby covenant and agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS
                                   -----------

     1.1 PREVIOUSLY DEFINED TERMS. Each term defined in the first paragraph and Recitals of this Agreement shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

     1.2 DEFINITIONS. In addition to the terms defined in the first paragraph and Recitals of this Agreement, whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

          "ADJUSTMENT REPORT" shall have the meaning set forth in SECTION
     2.4(c).

          "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

          "AFFILIATED GROUP" means any affiliated group within the meaning of
     Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

          "AGREEMENT" shall have the meaning set forth in the Introduction hereto.

          "ALTERNATIVE TRANSACTION" shall have the meaning set forth in SECTION 5.1.

          "ASSUMED LIABILITIES" shall have the meaning set forth in SECTION 2.5(a).

          "ASSUMPTION AGREEMENT" means the Assumption Agreement to be executed by and between Purchaser and Seller on the Closing Date, substantially in the form attached hereto as EXHIBIT 3.3(c).

          "BILL OF SALE AND ASSIGNMENT" means the Bill of Sale and Assignment substantially in the form attached hereto as EXHIBIT 3.2(a)(i).

          "BUSINESS" has the meaning set forth in the Recitals to this Agreement.

          "BUSINESS DAY" means any day of the year on which banks are not required or authorized to be closed in Chicago, Illinois.

          "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

          "CERCLA" shall have the meaning set forth in the definition of "Environmental Laws."

          "CHEMICAL SUBSTANCE" means (i) petroleum or any fraction thereof; (ii) asbestos or asbestos-containing material; (iii) polychlorinated biphenyl;
     (iv) chlorofluoracarbons; and (v) pollutant, contaminant, substance or waste, which is identified or regulated as hazardous or toxic under any Environmental Law or Safety Law, as now in effect.

          "CLOSING" shall have the meaning set forth in SECTION 3.1.

          "CLOSING DATE" shall have the meaning set forth in SECTION 3.1.

          "CLOSING PAYMENT" shall have the meaning set forth in SECTION 2.3(b).

          "CLOSING PURCHASE PRICE" shall have the meaning set forth in SECTION 2.3(a).

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPANY" shall have the meaning set forth in the Recitals hereto.

          "CONTRACT ESCROW DEPOSIT" shall have the meaning set forth in SECTION 2.3(b).

          "CONTRACT ESCROW AGREEMENT" means the Contract Escrow Agreement substantially in the form attached hereto as EXHIBIT 2.3(b)(ii).

          "CONTRACTS" means all contracts, agreements, license agreements, purchase and sale orders, foreign exchange contracts, leases of machinery and equipment, and conditional sales contracts and title retention agreements relating to machinery and equipment, in each case, to which the Company is a party and all other commitments and binding arrangements of the Company, including, without limitation, the Contracts listed in Section
     7.15 of the Disclosure Letter.

          "DISCLOSURE LETTER" means the letter dated as of the date of this Agreement and delivered by Seller to Purchaser pursuant to SECTION 6.1(b) simultaneously with the execution and delivery of this Agreement.

          "DISPUTE" shall have the meaning set forth in SECTION 15.7(a).

          "DOJ" shall have the meaning set forth in SECTION 4.1.

          "EMPLOYEE PLAN" shall have the meaning set forth in SECTION 7.21(a).

          "ENVIRONMENT" means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

          "ENVIRONMENTAL LAWS" mean the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act, the Clean Air Act, and the Clean Water Act, each, as amended and any other applicable federal, state, local or foreign law or regulation, as now in effect, relating to: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any Chemical Substance; (b) the manufacture, generation, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance;
     (c) the exposure of persons, including employees, to any Chemical Substance; (d) the pollution, protection or clean up of the Environment; or
     (e) noise.

          "ENVIRONMENTAL PERMIT" means any permit from any governmental authority required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ESCROW AGENT" shall have the meaning set forth in SECTION 2.3(b).

          "ESTIMATED NET WORKING CAPITAL CALCULATION" shall have the meaning set forth in SECTION 2.3(a).

          "EQUIPMENT LEASES" shall have the meaning set forth in SECTION
     7.10(c).

          "EXEMPTED CLAIMS" shall have the meaning set forth in SECTION 11.4.

          "EXISTING PLAN" shall have the meaning set forth in SECTION 7.21(a).

          "FACILITIES" means the facilities of Seller located on or forming a part of the real property specified in clause (a) of the definition of "Purchased Assets."

          "FINANCIAL STATEMENTS" means (a) the audited balance sheets and income statements of Seller at and for the years ended February 29, 1998, 1999 and 2000 and (b)
     the unaudited balance sheets and income statements of Seller at and for the six months ended August 31, 2000 and at and for the month ended October 31, 2000, copies of which are attached hereto as EXHIBIT 6.1(a).

          "FINAL NET WORKING CAPITAL BALANCE SHEET" shall have the meaning set forth in SECTION 2.4(a).

          "FINAL NET WORKING CAPITAL CALCULATION" shall have the meaning set forth in SECTION 2.4(a).

          "FTC" shall have the meaning set forth in SECTION 4.1.

          "FUNDED INDEBTEDNESS" means the aggregate amount (including the current portions thereof) of all indebtedness for money borrowed by the Company from others, deferred purchase price of property or services, purchase money indebtedness of the Company, conditional sale or other retention agreement and capitalized leases (but not operating leases, including Equipment Leases that are operating leases) leases to which the Company is a party, including, without limitation, all amounts (including any interest and prepayment penalties) payable pursuant to (i) the PRI Credit Agreement, (ii) the PRI Indenture and (iii) the Group Indenture.

          "GAAP" means United States generally accepted accounting principles in effect on the date of this Agreement, consistently applied in accordance with the past practice of the Company.

          "GROUP INDENTURE" means that certain Indenture dated as of June 30, 1993, as amended and restated as of September 24, 1996, by and between Group and Harris Trust and Savings Bank, as further amended, restated, supplemented and otherwise modified from time to time.

          "HPH AFFILIATED GROUP" shall mean the affiliated Group filing a federal consolidated tax return of which HPH Industries, Ltd. is the common parent.

          "HSR ACT" shall have the meaning set forth in SECTION 4.1.

          "INDEMNIFIED PARTY" shall have the meaning set forth in SECTION
     11.3(a).

          "INDEMNIFYING PARTY" shall have the meaning set forth in SECTION 11.3(a).

          "INDEMNITY INSURANCE" shall have the meaning set forth in SECTION 9.8.

          "INDEPENDENT AUDITORS" shall have the meaning set forth in SECTION 2.4(d).

          "INFORMATION" shall have the meaning set forth in SECTION 13.2.

          "INTELLECTUAL PROPERTY" means all proprietary rights of every kind and nature, including patents, copyrights, trademarks, trade names, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing that are used in or related to the Business.

          "IP BILL OF SALE AND ASSIGNMENT" means the Bill of Sale and Assignment of Patents, Trademarks, Trademark Applications, Copyrights and Goodwill substantially in the form attached hereto as EXHIBIT 3.2(a)(ii).

          "KNOWLEDGE" means the actual awareness or understanding of the facts or matters on which a representation is based; PROVIDED, that for the purposes of this Agreement, "Seller's Knowledge" shall mean the Knowledge of the Management Group, after due inquiry with appropriate employees, consultants, and advisors of the Company.

          "LICENSES" shall have the meaning set forth in SECTION 7.11.

          "LIEN" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Funded Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; PROVIDED, HOWEVER, that the term "Lien" shall not include:

               (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due;

               (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the business of the Company as currently conducted;

               (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due;

               (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations; and

               (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due;

     in the case of each of (i) - (v), which have been incurred in the Ordinary Course of Business.

          "MANAGEMENT GROUP" shall mean Howard P. Hoeper, Jerry J. Corirossi, Walter C. Riesen and Bimal A. Kalvani, collectively.

          "MATERIAL ADVERSE EFFECT" means any change in, or effect on, the Business as currently conducted by Seller that is or is reasonably likely to be materially adverse to the results of operations or financial condition of the Business, taken as a whole after giving effect to this Agreement other than as a result of any event, circumstance or market condition occurring as a result of general economic or financial conditions or other developments which are not unique to Seller but also affect other persons who participate or are engaged in the lines of business in which Seller participates or is engaged.

          "MATERIAL CONTRACTS" shall have the meaning set forth in SECTION 7.15(b).

          "MOST RECENT BALANCE SHEET" means the audited consolidated balance sheet of Seller at February 29, 2000 which is included in the Financial Statements.

          "MOST RECENT YEAR-END FINANCIAL STATEMENTS" means the audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow of Seller as of and for the fiscal year ended February 29, 2000 which is included in the Financial Statements.

          "NET WORKING CAPITAL" means the sum of all current assets of the Company (other than Retained Assets), including, without limitation, accounts receivable and inventory (other than the inventory described on Section 1.2(a) of the Disclosure Letter and any receivable arising from the sale or disposition of such inventory), minus all current liabilities and accruals of the Company (other than Retained Liabilities, including, without limitation, the current portion of Funded Indebtedness and accrued interest), each as determined as of the Closing Date in accordance with GAAP in a manner consistent with the application of the accounting principles applied in preparing the Financial Statements and the principles set forth on Section 1.2(b) of the Disclosure Letter.

          "NET WORKING CAPITAL BALANCE SHEET" shall have the meaning set forth in SECTION 2.4(a).

          "NONASSIGNABLE CONTRACTS" shall have the meaning set forth in SECTION 2.8.

          "NONASSIGNABLE PERMITS" shall have the meaning set forth in SECTION
     2.8.

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "OWNED REAL PROPERTY" shall have the meaning set forth in SECTION 7.10(a).

          "PENSION PLAN" shall have the meaning set forth in SECTION 7.21(a).

          "PERMITTED ENCUMBRANCES" shall have the meaning set forth in SECTION 7.28.

          "PERSON" means any natural person, company, corporation, limited liability company, partnership, joint venture, trust, association or unincorporated entity of any kind.

          "PRI CREDIT AGREEMENT" means the Credit Agreement dated as of May 17, 1996 among Seller, the lenders named therein and LaSalle National Bank, as Agent, as amended, restated, supplemented and otherwise modified from time to time by the amendments listed in Section 1.2(c) of the Disclosure Letter.

          "PRI INDENTURE" means that certain Indenture dated as of May 17, 1996, by and between Seller and Banc One, N.A., as successor trustee to LaSalle National Bank, as amended, restated, supplemented and otherwise modified from time to time.

          "PROJECT GRUB" means the project of S.C. Johnson with respect to injection molding and thermoformed ziplok products, including dinner plates and covers, drink cup lids and flappers, and bowls and covers.

          "PURCHASE PRICE" shall have the meaning set forth in SECTION 2.2.

          "PURCHASED ASSETS" means the following described assets, properties, rights and interests (excluding the Retained Assets):

          (a) all real property owned by Seller in fee and all interests of Seller in real property, including, without limitation, (i) the real property described in Section 7.10 of the Disclosure Letter, together with all buildings, facilities and other structures and improvements, fixtures and fittings located on such real property and easements, rights-of-way, and other appurtenant rights thereto, (ii) all of Seller's rights in leasehold interests in all buildings, facilities and other structures and improvements not located on the real property described in clause (i) above, including, without limitation, the leasehold interests described in
     Section 7.10 of the Disclosure Letter;

          (b) all machinery, equipment, furniture and tools, leasehold improvements and other tangible personal property owned by Seller on the Closing Date, including, without limitation, the assets listed on Section 1.2(d) of the Disclosure Letter;

          (c) to the extent transferable, all licenses, permits, consents and certificates and all applications therefor of all regulatory, administrative and other governmental agencies and bodies issued to or held by Seller;

          (d) all trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, patents, patent applications, copyrights, copyright registrations, copyright applications and the licenses therefor, and all trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how), and related goodwill, and all rights and interests thereunder, in each case, owned by Seller on the Closing Date, including, without limitation, the assets listed on Section 1.2(e) of the Disclosure Letter;

          (e) to the extent transferable, all Seller's right, title and interest in and to all contracts, agreements, license agreements, purchase and sale orders, leases (including both operating leases and financing leases) of, and conditional sales contracts and title retention agreements relating to, machinery and equipment of which Seller is a party and other executory commitments and binding arrangements of Seller (the "CONTRACTS"), including, without limitation, the Contracts listed in Section 7.15 of the Disclosure Letter, together with such additions thereto and deletions therefrom as shall have occurred in the ordinary course of business prior to the Closing Date, but not including any rights in Contracts that constitute Retained Liabilities or that are related to Retained Assets;

          (f) all inventories of (i) raw materials, work in process and finished goods, replacement and spare parts, waste materials, scrap, fuels and chemicals, stores and supplies located at the Facilities or en route to the Facilities and (ii) finished goods stored at locations other than the Facilities, in each case owned by Seller on the Closing Date;

          (g) all customer lists, vendor lists, distributor or agency agreements, catalogs and advertising materials owned by Seller on the Closing Date;

          (h) all Seller's general and financial records (other than certificates of insurance obtained by Seller from third parties (including, without limitation, contractors, suppliers and truckers)), correspondence and other files and records customarily located at the Facilities, and any other files and records pertaining exclusively to the Business wherever located, except for Seller's financial and accounting records unrelated to the continued operation of the Business;

          (i) all accounts, notes, contract and other receivables owned by Seller on the Closing Date (the "RECEIVABLES"), all prepaid items and deposits (or portions thereof) owned by Seller on the Closing Date, all Cash in transit as of the Closing Date and all Cash received in Seller's lock box after the Closing Date (it being understood that Seller will not sweep Cash from the lock box after the Closing Date and the rights to such Cash and the lock box shall be a Purchased Asset);

          (j) all Seller's goodwill in the Business as the same shall exist on the Closing Date;

          (k) all Seller's right, title and interest in and to any and all vehicles;

          (l) all claims, causes of action, choses in action, rights of recovery and rights of set off of any kind pertaining exclusively to, and arising exclusively out of, the Business prior to the Closing Date, but not including any Retained Assets;

          (m) all rights in and with respect to the assets associated with the Employee Plans disclosed in Section 7.21 of the Disclosure Letter;

          (n) all rights in and with respect to the active and inactive insurance policies relating to the business of Seller, including those described in Section 7.18 of the Disclosure Letter; and

          (o) all other rights, assets and properties owned by Seller on the Closing Date and used in or relating to the operations of the Business, but not including any Retained Assets.

          "PURCHASER" shall have the meaning set forth in the Introduction hereto.

          "REAL PROPERTY LEASES" shall have the meaning set forth in SECTION 7.10(b).

          "RECEIVABLES" shall have the meaning set forth in clause (i) of the definition of "Purchased Assets".

          "RELATED ENTITY" shall have the meaning set forth in SECTION 7.21(b).

          "RELEASE" has the meaning set forth in CERCLA Section 101(22), 42 U.S.C. Section 9601(22).

          "RESTRICTED AREA" means any state in which the Company is conducting its Business on the Closing Date.

          "RETAINED ASSETS" means any assets, properties, rights or interests of Seller not part of or included in the Purchased Assets, whether or not relating to the operations of the Business, including, without limitation, the following:

          (a) all Cash on hand, in banks or in the lock box, in all cases, as of the Closing Date;

          (b) Seller's corporate minute books and records, stock record books, original income tax returns and other related tax records, reports, data and files;

          (c) claims for refunds of Taxes paid by Seller prior to the Closing Date and any deferred Tax assets of Seller;

          (d) all other assets, properties, rights and interests of Seller described in Section 1.2(f) of the Disclosure Letter; and

          (e) all rights of Seller under this Agreement and the other agreements, documents and instruments delivered to Seller by Purchaser pursuant to this Agreement.

          "RETAINED LIABILITIES" shall have the meaning set forth in SECTION 2.5(b).

          "SAFETY LAWS" means any applicable federal, state, local and foreign law or regulation relating to health or safety, including the Occupational Safety and Health Act, as amended, relating to exposure of employees to any Chemical Substance.

          "SELLER" shall have the meaning set forth in the Introduction hereto.

          "SELLER'S DEPOSIT" shall have the meaning set forth in SECTION 2.3(b).

          "SELLER'S INSURANCE OBLIGATION" shall have the meaning set forth in
     SECTION 9.10.

          "SETTLEMENT DATE" shall have the meaning set forth in SECTION 2.4(e).

          "SEVERANCE PLAN" means the Packaging Resources Incorporated Severance Plan dated as of April 20, 2000.

          "TAX" or "TAXES" means all income, gross receipts, sales, use, value added, employment, withholding, capital stock, single business, franchise, profits, property, excise, transfer or other taxes, fees, stamp taxes and duties or assessments imposed by any taxing authority, together with all interest and all penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

          "THIRD PERSON" shall have the meaning set forth in SECTION 11.3(a).

          "THRESHOLD AMOUNT" shall have the meaning set forth in SECTION 11.5.

          "TRANSFERRED EMPLOYEES" shall have the meaning set forth in SECTION 5.8(a).

          "WARN ACT" shall have the meaning set forth in SECTION 5.8(a).

          "WELFARE PLAN" shall have the meaning set forth in SECTION 7.21(a).

          "WORKING CAPITAL ESCROW AGREEMENT" means the Working Capital Escrow Agreement substantially in the form attached hereto as EXHIBIT 2.3(b)(i).

     1.3 INTERPRETATION. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender,
(b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof", "herein", "hereby", "hereunder" and similar terms shall refer to this entire Agreement and (d) unless otherwise specified herein, each reference to an "ARTICLE" or "SECTION" is to an Article or Section of this Agreement, and each reference to an "EXHIBIT " is to an Exhibit attached to and made a part of this Agreement.

                                   ARTICLE 2

                       PURCHASE AND SALE, PURCHASE PRICE,
                       ----------------------------------
                      ALLOCATION AND OTHER RELATED MATTERS
                      ------------------------------------

     2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Seller shall sell, assign, convey, transfer and deliver to Purchaser free and clear of any lien or other encumbrance of any kind whatsoever except for Permitted Encumbrances, and Purchaser shall acquire from Seller, the Purchased Assets.

     2.2  PURCHASE PRICE.

          The purchase price for the Purchased Assets shall be an amount equal to One Hundred Sixty-five Million Dollars ($165,000,000) PLUS the amount, if any, by which the Final Net Working Capital Calculation exceeds $24,666,000, or MINUS the amount, if any, by which the Final Net Working Capital Calculation is less than $24,666,000 (the "PURCHASE PRICE").

     2.3  PAYMENT OF PURCHASE PRICE.

          (a) At least three (3) days prior to the Closing, Seller shall deliver to Purchaser a statement as of October 31, 2000 setting forth in detail a calculation of the Net Working Capital Calculation at that date, prepared in accordance with the provisions of SECTION 2.4(b) (the "ESTIMATED NET WORKING CAPITAL CALCULATION"), and an estimate of the Purchase Price based thereon (the "CLOSING PURCHASE PRICE").

          (b) At the Closing on the Closing Date, Purchaser shall pay the Closing Purchase Price to Seller as follows: Seller shall (i) deposit One Million Nine Hundred Forty-one Thousand Dollars ($1,941,000) (such amount, being equal to $3,000,000 less the $1,059,000 Estimated Net Working Capital Calculation delivered by Seller to Purchaser pursuant to Section 2.3(a), the "SELLER'S DEPOSIT") with LaSalle National Bank, N.A. as escrow agent (the "ESCROW AGENT"), pursuant to a working capital escrow agreement in the form attached hereto as EXHIBIT 2.3(b)(i), executed by Seller, Purchaser and the Escrow Agent (the "WORKING CAPITAL ESCROW AGREEMENT"), (ii) deposit Five Million Dollars ($5,000,000) (the "CONTRACT ESCROW DEPOSIT") with the Escrow Agent pursuant to a contract escrow agreement in the form attached hereto as EXHIBIT 2.3(b)(ii), executed by Seller, Purchaser and the Escrow Agent (the "CONTRACT ESCROW AGREEMENT"), and (iii) pay by wire transfer of immediately available federal funds to accounts designated in writing by Seller to Purchaser prior to the Closing Date an amount equal to $157,000,000, MINUS the amount of Seller's Insurance Obligation and MINUS $43,000 (such amount being equal to Seller's share of the deed stamp taxes payable upon the transfer to Purchaser of the Owned Real Property) (the amounts referred to in subsection (iii) of this sentence is referred to herein as the "CLOSING PAYMENT").

          (c)  [Intentionally Omitted]

          (d) After the Closing, Purchaser or Seller, as appropriate, shall make the payment, if any, required by SECTION 2.4.

          (e) At the Closing on the Closing Date, Purchaser also shall assume the Assumed Liabilities specified in and in accordance with SECTION 2.5(a).

     2.4 FINAL NET WORKING CAPITAL CALCULATION. A post-closing adjustment to the Closing Purchase Price shall be made as follows:

          (a) Within seventy-five (75) days following the Closing, Purchaser shall cause KPMG LLP, at the expense of Purchaser, to prepare and deliver to Seller and Purchaser a balance sheet of the Company as of the Closing Date (the "FINAL NET WORKING CAPITAL BALANCE SHEET") and a calculation of the Net Working Capital of the Company as of such date prepared on the basis of the Final Net Working Capital Balance Sheet (the "FINAL NET WORKING CAPITAL CALCULATION"). Seller shall have the right to examine and make copies of the work papers and such other documents that are generated or reviewed by Purchaser in connection with the preparation of the Final Net Working Capital Balance Sheet and the Final Net Working Capital Calculation.

          (b) The Final Net Working Capital Balance Sheet and the Final Net Working Capital Calculation shall be prepared in accordance with GAAP in a manner consistent with the application of the accounting principles applied in preparing the Financial Statements and the principles set forth on Section 1.2(b) of the Disclosure Letter. The accounting cutoff for the Final Net Working Capital Balance Sheet shall be the close of business on the Closing Date.

          (c) Within thirty (30) days after the Final Net Working Capital Balance Sheet and the Final Net Working Capital Calculation is delivered to Seller pursuant to SECTION 2.4(a) hereof, Seller shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgment accepting the Final Net Working Capital Balance Sheet and the Final Net Working Capital Calculation; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Final Net Working Capital Balance Sheet and the Final Net Working Capital Calculation (the "ADJUSTMENT REPORT"). If Seller fails to respond to Purchaser within such thirty (30) day period, Seller shall be deemed to have accepted and agreed to the Final Net Working Capital Balance Sheet and the Final Net Working Capital Calculation as delivered pursuant to
SECTION 2.3(a) hereof. The acceptance by Purchaser and Seller of the Final Net Working Capital Calculation shall not constitute or be deemed to constitute a waiver of the rights of such party in respect of any other provision of this Agreement.

          (d) In the event Seller and Purchaser fail to agree on any of Seller's proposed adjustments contained in the Adjustment Report within thirty
(30) days after Purchaser receives the Adjustment Report, then Seller and Purchaser mutually agree that Ernst & Young LLP, certified public accountants (the "INDEPENDENT AUDITORS"), shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be final and binding on Seller and Purchaser. The costs and expenses of the Independent Auditors and their services rendered pursuant to this SECTION 2.4(d) shall be borne equally by Seller on one hand and Purchaser on the other hand.

          (e) The term "FINAL NET WORKING CAPITAL BALANCE SHEET" as that term has been hereinbefore and will be hereinafter used, shall mean the Final Net Working Capital Balance Sheet delivered pursuant to SECTION 2.4(a), as adjusted, if at all, pursuant to this SECTION 2.4. The date on which the Final Net Working Capital Balance Sheet and the Final Net Working Capital Calculation is finally determined pursuant to this SECTION 2.4 shall hereinafter be referred to as the "SETTLEMENT DATE."

          (f) In the event the Final Net Working Capital Calculation is greater than the Estimated Net Working Capital Calculation, Purchaser shall pay Seller an amount equal to such excess, MINUS the amount, if any, of cash received by the Company prior to or following the Closing from the sale or disposition of the inventory disclosed in Section 1.2(a) of the Disclosure Letter.

          (g) In the event the Final Net Working Capital Calculation is less than the Estimated Net Working Capital Calculation, Seller shall pay Purchaser an amount equal to such deficiency.

          (h) Any payment required pursuant to SECTIONS 2.4(g) hereof shall be made first from Seller's Deposit, subject to the limitations and otherwise in accordance with the Working Capital Escrow Agreement, and second by certified or cashier's check, or, at the option of the recipient, by the transfer of immediately available federal funds for credit to the recipient, at a bank account designated by such recipient in writing. Any payment required pursuant to SECTION 2.4(f) hereof shall be made consistent with the provisions of "second" in the immediately preceding sentence.

     2.5  ASSUMED LIABILITIES.

          (a) Purchaser shall, at the Closing on the Closing Date, assume, agree to perform, and in due course pay and discharge, and to indemnify Seller against and hold it harmless from, all debts, liabilities and obligations of, or claims (whether fixed or contingent) arising by law or by contract or otherwise, on or prior to the date hereof or hereafter (and any and all losses, damages, costs and expenses resulting from such debts, liabilities, obligations and claims) against, Seller of whatever nature, whether known or unknown, primary or secondary, direct or indirect, absolute or accrued, contingent or otherwise, as a result of actions taken or not taken or states of fact, on or prior to the Closing Date, other than the Retained Liabilities (the "ASSUMED LIABILITIES"), including, without limitation:

               (i)  all accounts payable of Seller as of the Closing;

               (ii) all accrued liabilities of Seller for earned but unused vacation pay of the Transferred Employees as of the Closing;

               (iii) all obligations and liabilities of Seller for or with respect to claims for product or service warranties or defects for products and/or services performed prior to the Closing;

               (iv) all obligations and liabilities of Seller under the Contracts;

               (v) all obligations and liabilities of Seller with respect to the matters described in Section 7.19 of the Disclosure Letter, except with respect to the arbitration relating to the Aurora Supply Agreement; and

               (vi) all obligations and liabilities of Seller to provide the welfare benefits disclosed in Item 14 of Section 7.21 of the Disclosure Letter.

          (b) Purchaser shall not assume, or agree to pay, perform or discharge or indemnify Seller against, or hold Seller harmless from, any of the following obligations or liabilities of Seller (the "RETAINED LIABILITIES"):

               (i) any obligations and liabilities in respect of indebtedness (including under the related Contracts) of Seller, Group or HPH for borrowed money (which shall not be deemed to include any trade accounts payable relating to the Business), including, without limitation, the Funded Indebtedness;

               (ii) any obligations and liabilities in respect of the retention by Seller, Group or HPH of any broker, finder, investment banker, attorney, financial advisors or similar consultant, including, without limitation Deutsche Bank Securities, Inc., in connection with the transactions contemplated by this Agreement;

               (iii) any obligations and liabilities relating to or arising in respect of the Retained Assets;

               (iv) any liabilities for intercompany accounts payable or other obligations owed to HPH, Group or any other Affiliate of HPH, including, without limitation, any liabilities relating to (A) that certain Management Agreement dated as of May 17, 1996 between Seller and HPH; (B) payments under the Severance Plan to Tier I employees thereunder accrued before or after the Closing or to Tier II employees thereunder accrued before the Closing; (C) the Packaging Resources Change of Control Plan dated as of May 17, 1999 between Seller and Group; (D) the Agreement Apportioning the Consolidated Income Tax Liability of HPH Industries, Ltd. Affiliated Group, dated as of May 17, 1996 among HPH, Group and Seller; and (E) the Stock and Warrant Holders Agreement dated as of June 30, 1993, by and among Seller, Group, HPH, Hoeper, Apollo Packaging Partners L.P., TCW/Crescent Mezzanine Partners, L.P., TCW/Crescent Mezzanine Trust and TCW/Crescent Mezzanine Investment Partners, L.P. (as successors-in-interest to UBS Capital Corporation), as amended;

               (v) any liability incurred by an individual in the Management Group or a family member thereof other than in the name and on behalf of the Company and in its ordinary course of business and approved by Purchaser;

               (vi) any obligations and liabilities of the Company for Taxes whether or not relating to the Company's business or the ownership or sale of the Purchased Assets and whether or not incurred prior to the Closing (other than real property Taxes and personal property Taxes for periods following the Closing as specified in SECTION 5.6);

               (vii) any obligations and liabilities for the Taxes of any Person (including Group or HPH), including Taxes imposed by Treasury regulation
     Section 1.1502-6 or any similar provision of state, local or foreign law or regulation, as a transferee or successor, by contract, tax-sharing agreement, or otherwise;

               (viii) any obligations and liabilities of the Company to indemnify any Person (including Group or the stockholders of Group) by reason of the fact that (A) such Person was a director, officer, employee, or agent of the Company or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity and (B) such obligation or liability arises as a result of the transactions contemplated by this Agreement or the Stock Purchase Agreement dated as of August 25, 2000 by and between HPH, Hoeper, Dennis Mehiel and Sweetheart Cup Company Inc. or relates to claims by securityholders of HPH, Group or PRI;

               (ix) any obligations and liabilities of the Company under this Agreement;

               (x) any obligations and liabilities of the Company or of any other defendant in the litigation pending in the Circuit Court of Lake County, Illinois styled PPM SPECIAL INVESTMENTS FUND, L.P. AND PPM SPECIAL INVESTMENTS CBO II, L.P. V. PACKAGING RESOURCES INC. ET AL, including, without limitation, any expenses relating thereto; and

               (xi) any obligations and liabilities of the Company, including filings or defects in filings, under the Securities Exchange Act of 1934, including, without limitation, deregistration of Seller's securities under such Act.

     2.6 SALES AND TRANSFER TAXES. Purchaser and Seller shall each pay one half of the cost of any and all stamp, transfer, goods and services, sales, purchase, use, filing, value added, excise and similar taxes and fees which arise out of the transactions contemplated by this Agreement, including, without limitation, any stamp or transfer tax or filing fee relating to the transfer of shares of capital stock, whether now in effect or hereafter adopted and regardless of upon whom said tax or fee is imposed, but excluding any tax on or measured by net or gross income or gain of Seller, which tax shall be paid by Seller. The parties acknowledge that Seller's share of the deed stamp taxes payable upon the transfer to the Purchaser of the Owned Real Property has been provided for pursuant to Section 2.3(b).

     2.7 ALLOCATION OF PURCHASE PRICE. Seller and Purchaser (i) agree that the Purchase Price shall be allocated among the Purchased Assets as set forth in the schedule attached hereto as EXHIBIT 2.7; and (ii) acknowledge that the allocation set forth on EXHIBIT 2.7 was the result of "arm's-length" negotiations. If there is any adjustment to the Purchase Price, Seller and Purchaser shall agree upon a revised EXHIBIT 2.7 allocating the adjusted Purchase Price among the Purchased Assets. Seller and Purchaser agree to report the transactions contemplated by this Agreement for all tax purposes in accordance with the allocation set forth on EXHIBIT 2.7 or a revised EXHIBIT 2.7, including, without limitation, each filing a IRS Form 8594 with its respective federal income tax returns for the taxable year in which the Closing occurs consistent with EXHIBIT 2.7 and a supplemental IRS Form 8594 with their respective federal income tax returns for the taxable year in which the Purchase Price is adjusted consistent with any revised EXHIBIT 2.7. Seller and Purchaser each shall deliver to the other party a copy of the IRS Form 8594 as filed with their respective federal income tax returns within thirty (30) days of the filing of such return.

     2.8 NONASSIGNABLE CONTRACTS AND NONASSIGNABLE PERMITS. Without limiting the generality or effect of any provision of ARTICLE 11, nothing in this Agreement will constitute a transfer or an attempted transfer of any contracts or permits which are not capable of being transferred without the consent, approval, novation or waiver of a third person or entity (including, without limitation, a governmental agency), or any contracts or permits the transfer or attempted transfer of which would constitute a breach of such contract or permit (collectively, "NONASSIGNABLE CONTRACTS" and "NONASSIGNABLE PERMITS," respectively). Notwithstanding anything contained in this Agreement to the contrary, but without limiting the generality or effect of ARTICLE 11, Seller will not be obligated to transfer to Purchaser any of its rights and obligations in and to any Nonassignable Contract or Nonassignable Permit without first having obtained all consents, approvals, novations and waivers necessary for such transfer. Prior to the Closing and for a period of three months thereafter, each party will, and will cause its Affiliates to, use commercially reasonable efforts and cooperate with each other in obtaining all consents, approvals, novations and waivers necessary to transfer to Purchaser all Nonassignable Contracts and Nonassignable Permits; PROVIDED, HOWEVER, that, neither Purchaser nor Seller will be obligated to commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any other obligation or liability therefor, and Purchaser shall bear all costs and expenses of Purchaser and Seller in connection therewith; and PROVIDED, FURTHER, that Purchaser shall indemnify and hold harmless Seller and its Affiliates from any and all losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments and costs arising out of such efforts and cooperation. Seller further covenants and agrees that in the case of any such Nonassignable Contract or Nonassignable Permit, the beneficial interest in and to any such property or asset shall in any event pass hereunder to Purchaser, and Seller covenants and agrees (i) to hold and hereunder declares that it will hold any and all such properties and assets in trust for the benefit of Purchaser, its successors and assigns, (ii) to make or complete such transfer or transfers as soon as reasonably possible, and (iii) to cooperate with Purchaser in any assignment or other reasonable arrangement designed to provide for Purchaser the benefits of and under such Nonassignable Contract or Nonassignable Permit; provided, that Purchaser shall indemnify and hold harmless Seller and its Affiliates from any and all losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments and costs arising out of such efforts and cooperation.

                                   ARTICLE 3

                       CLOSING AND CLOSING DATE DELIVERIES
                       -----------------------------------

     3.1 CLOSING. The term "CLOSING" as used herein shall refer to the actual sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Purchaser in consideration for the payment to Seller of the Purchase Price. Subject to SECTION 12.1, the Closing shall take place at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, at 10:00 a.m. Chicago time on December 19, 2000, or, if all of the conditions precedent set forth in ARTICLES 9 and 10 are not satisfied or waived by the appropriate party hereto as of such date, the third Business Day following the date upon which all of the conditions precedent set forth in ARTICLES 9 and 10 are satisfied or waived by the appropriate party hereto, or at such other place and time or on such other date, in each case as is mutually agreed in writing by Seller and Purchaser ("CLOSING DATE").

     3.2 CLOSING DELIVERIES BY SELLER. On or before the Closing Date, Seller shall deliver to Purchaser:

          (a)  (i)  the Bill of Sale and Assignment, executed by Seller;

               (ii) the IP Bill of Sale and Assignment, executed by Seller; and

               (iii) such other instruments of assignment or conveyance as Purchaser may reasonably request as necessary to vest in Purchaser Seller's title to the Purchased

     Assets, including, without limitation, deeds transferring title to each parcel of Owned Real Property in a form customary for commercial transactions in the state in which the Owned Real Property is located;

               (b) the Working Capital Escrow Agreement and the Contract Escrow Agreement, each executed by Seller;

               (c) certified copies of (i) minutes or unanimous written consents of the Board of Directors of Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and interpreting the Severance Plan for Tier II employees referred to therein such that the termination of such employees hereunder, coupled with an offer of comparable employment by Purchaser, shall not be a termination of employment under the Severance Plan, determining that Seller is the successor to the Company for purposes of the Severance Plan, and assigning the rights and obligations of the Company for Tier II employees under the Severance Plan to Purchaser, and
     (ii) minutes or written consent of Group approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

               (d) a certificate, dated the Closing Date, executed by an appropriate officer of Seller, as required by SECTION 9.2;

               (e) the opinion of Winston & Strawn, special counsel for Seller, dated the Closing Date, covering the matters set forth in the form attached hereto as EXHIBIT 3.2(e);

               (f) a release as to any obligations or liability of Purchaser relating to the Severance Plan, executed by each of the Tier I employees listed therein, in the form attached hereto as EXHIBIT 3.2(f),

               (g) the Management Termination Agreement in the form attached hereto as EXHIBIT 3.2(g), executed by HPH and Seller;

               (h) the Change of Control Termination Agreement in the form attached hereto as EXHIBIT 3.2(h), executed by Seller and Group; and

               (i) such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement, including, but not limited to, the documents to be delivered pursuant to ARTICLE 9.

     3.3 CLOSING DELIVERIES BY PURCHASER. At the Closing on the Closing Date, Purchaser shall deliver to Seller:

          (a)  the payment to be delivered by Purchaser pursuant to SECTION
     2.3(b);

          (b) each of the Bill of Sale and Assignment and the IP Bill of Assignment, executed by Purchaser;

          (c)  the Assumption Agreement, executed by Purchaser;

          (d) the Working Capital Escrow Agreement and the Contract Escrow Agreement, each executed by Purchaser;

          (e) certified copies of minutes or unanimous written consents of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

          (f) the certificate, dated the Closing Date, executed by the appropriate officer of Purchaser, as required by SECTION 10.2;

          (g) the opinion of Ropes & Gray, special counsel for Purchaser, dated the Closing Date, covering the matters set forth in the form attached hereto as EXHIBIT 3.3(g); and

          (h) such other documents as Seller may reasonably request to carry out the purposes of this Agreement, including, but not limited to, the documents to be delivered pursuant to ARTICLE 10.

     3.4 COOPERATION. Seller and Purchaser shall, on request on and after the Closing Date, cooperate with one another by furnishing any and all additional information, executing and delivering any and all additional documents and/or instruments and doing any and all such other things as may be reasonably requested by the other party to consummate or otherwise implement the transactions contemplated by this Agreement.

                                    ARTICLE 4

                               PRE-CLOSING FILINGS
                               -------------------

     4.1 HSR FILING. Purchaser and Seller each have filed with the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") the pre-merger notification and report form required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with respect to the transactions contemplated hereby, together with a request for early termination of the waiting period under the HSR Act. The parties hereto covenant and agree with each other that with respect to such filing each shall: (a) after any request by the FTC or DOJ, promptly file any information or documents requested by the FTC or DOJ; and (b) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder (it being understood that Purchaser will not be required to furnish Seller with the portions of such material that contain proprietary information of Purchaser), and to the extent practicable, to permit the other to participate in any conferences with the FTC or DOJ. Purchaser shall pay the entire amount of the filing fee required by the HSR Act.

     4.2 OTHER GOVERNMENTAL FILINGS. Seller and Purchaser covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any United States agency or any state or local governmental body or agency, all other notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby, and (b) thereafter diligently pursue all consents or approvals from any such governmental agencies or bodies as may be necessary to consummate the transactions contemplated hereby.

                                    ARTICLE 5

                                    COVENANTS
                                    ---------

     5.1 ALTERNATIVE TRANSACTION. Each of Seller, Group and HPH covenants and agrees with Purchaser that it shall not, and shall not authorize or direct any of its officers, directors, agents or representatives to, solicit, initiate or encourage proposals or offers from any Person (other than Purchaser or its Affiliates) relating to any acquisition of all or a substantial part of the assets of Seller, Group or HPH or any acquisition of a material percentage of the capital stock of Seller, Group or HPH, including, without limitation, any merger, consolidation, recapitalization or restructuring of Seller, Group or HPH (an "ALTERNATIVE TRANSACTION"), or participate in any negotiations regarding or furnish to any Person (other than Purchaser or its Affiliates or representatives) any information with respect to, an Alternative Transaction. Seller shall promptly notify Purchaser if it, Group or HPH receives a proposal or offer relating to a potential Alternative Transaction.

     5.2 CONDUCT OF BUSINESS PRIOR TO CLOSING. From the date of this Agreement until the Closing Date, Seller will use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees. From the date of this Agreement until the Closing Date, Seller will not to make any capital expenditures in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate without the prior written consent of Purchaser. From the date of this Agreement until the Closing Date, Seller shall operate only in Ordinary Course of Business and not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Purchaser. Without limiting the generality of the foregoing, Seller shall (a) not declare, set aside, or pay any dividend or make any distribution with respect to the capital stock of Seller or redeem, purchase, or otherwise acquire any of the capital stock of Seller or engage in any practice, take any action, or enter into any transaction of the sort described in SECTION 7.7, and
(b) use its commercially reasonable efforts (i) to keep available to Purchaser the services of Seller's present officers, employees, agents and independent contractors and (ii) to preserve for the benefit of Purchaser the goodwill of Seller's customers, suppliers, landlords and others having business relations with them. Subject to the foregoing, Seller shall not renegotiate, modify or alter in any material way the terms of any Material Contract (or terminate or elect not to renew any such Material Contract) without the prior approval of Purchaser.

     5.3 PREPARATION FOR CLOSING. Each of the parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLES 9 and 10) and will render all reasonable assistance (not requiring expenditure of funds) to such other party as is requested by such other party in connection with such other party's best efforts. As soon as available, Seller shall deliver to Purchaser the unaudited balance sheet as at, and statements of income, changes in stockholders' equity and cash flows for the month ended October 31, 2000, for Seller, prepared in accordance with GAAP and in a manner consistent with the Financial Statements.

     5.4 ACCESS TO INFORMATION. Prior to the Closing, Seller shall permit representatives of Purchaser, its lenders and its authorized representatives to have full access during normal business hours, and in a manner so as not to interfere with the normal business operations of Seller and its Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Seller and other information with respect to Seller as Purchaser, such lenders and authorized representatives may reasonably request. Without limiting the foregoing, Seller acknowledges and agrees that, subject to the Company's receipt of commitments that the consents, approvals and releases contemplated by the second sentence of Section 10.4 shall be obtained, commencing at 9:00 a.m., Chicago time, on December 18, 2000 representatives of Purchaser shall be permitted to have full access to such premises, properties, personnel, books, records, contracts and documents for the purpose of facilitating the change in ownership of the Purchased Assets contemplated hereby and the orderly integration of the Business, including the Transferred Employees, into Purchaser's operations; provided, however, that all decision-making authority with respect to the Business shall remain solely with the Seller until the Closing.

     5.5 NOTICE OF DEVELOPMENTS. Seller and Purchaser will give prompt written notice to each other of any development causing a breach of any of its own representations and warranties in ARTICLES 7 and 8, respectively, and of any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. No disclosure by any party pursuant to this SECTION 5.5, however, shall be deemed to amend or supplement the schedule referred to in such representation or warranty or to prevent or cure any misrepresentations, breach of warranty or breach of covenant.

     5.6 TAXES. Notwithstanding any other provision of this Agreement, Seller has made adequate provision for the payment of, and shall be liable for and indemnify Purchaser for, all Taxes attributable to the ownership or sale of the Purchased Assets or the operations of the Business by Seller, provided, that Taxes which are real property Taxes or personal property Taxes shall be allocated between Seller and Purchaser based on the number of days in the applicable period during which the Purchased Assets were owned by Seller.

     5.7 CORPORATE NAME. Immediately after the Closing, each of Seller and Group shall file an amendment to its Certificate of Incorporation deleting any reference to "Packaging Resources" or "PRI" from their respective names.

     5.8  EMPLOYMENT MATTERS.

          (a) On the Closing Date, Purchaser shall offer employment to substantially all of the persons currently employed by the Business and capable of performing the essential functions of their respective jobs, other than, at Purchaser's discretion, members of the Management Group (the "TRANSFERRED EMPLOYEES") at rates of base pay and bonus opportunity substantially the same as the rates applicable to such employees immediately prior to the Closing Date. Within ninety (90) days of the Closing Date, Purchaser shall not cause an employment loss, as defined in the Workers Adjustment and Retraining Notification Act, as amended (the "WARN ACT"), in sufficient numbers such that as a result of the employment loss caused by Purchaser the notice requirement of the WARN Act is applicable. Seller shall terminate the employment of all Transferred Employees as of the Closing Date. Purchaser and Seller agree to cooperate in jointly notifying the Transferred Employees of the termination of their employment by Seller and the offer of employment by Purchaser. Nothing in this SECTION 5.8 shall confer any rights upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

          (b) ASSUMPTION OF LIABILITIES. From and after the Closing Date, Purchaser will assume and become solely responsible for any and all claims, liabilities, obligations, commitments, costs and expenses in respect of the Transferred Employees and their beneficiaries and dependents for (a) accrued but unpaid salaries, wages, commissions, vacation and sick pay, severance pay, bonuses and incentive compensation, deferred compensation and other payroll items incurred and accrued as of the Closing Date on the Final Net Working Capital Balance Sheet and (b) claims for benefits, rights, entitlement, expense reimbursements or other payments under any Employee Plan or otherwise, incurred and accrued as of the Closing, including, all responsibilities for group health continuation coverage under Section 4980B of the Code.

          (c) SERVICE CREDITS. Purchaser will cause each of its employee benefit plans maintained for the benefit of any Transferred Employee to recognize the service of each such employee with Seller prior to the Closing Date for purposes of eligibility to participate and vesting under such plans.

          (d) WELFARE BENEFITS. The participation of each Transferred Employee and his or her beneficiaries and dependents under those Employee Plans that are Welfare Plans or fringe benefit plans of Seller shall cease, effective as of the date such Transferred Employee is terminated by Seller; PROVIDED, that if Purchaser elects to assume any such Welfare Plan, Seller will cooperate with Purchaser in effecting such assumption.

          (e) SEVERANCE. Subject to SECTION 2.5(b)(iv) hereof, from and after the Closing, Purchaser and its Subsidiaries shall assume and become solely responsible for any and all claims, liabilities, obligations, commitments, costs and expenses arising as a result of the termination of employment of any Transferred Employee, and any claims of any Transferred Employee for severance or termination benefits, including, without limitation, any such claims, liabilities, obligations, commitments, costs or expenses which are payable due to the constructive or actual termination of any such Employee's employment in connection with or following the consummation of the transactions contemplated by this Agreement.

          (f) WAGE REPORTING. Pursuant to the alternative procedure prescribed by Section 5 of Revenue Procedure 84-77, (i) Seller and Purchaser shall report on a "predecessor-successor" basis with respect to employees of Seller who are employed by Purchaser after the Closing, (ii) Purchaser will assume Seller's entire obligation to prepare, file and furnish Forms W-2 for the year ended December 31, 2000, with respect to such employees PROVIDED, HOWEVER, that Seller shall provide Purchaser with complete, true and correct information required by such Forms W-2 for all required periods prior to the Closing Date and Purchaser shall have no responsibility for and shall not assume any liability with respect to such information provided by Seller, (iii) Seller and its Affiliates shall be relieved of any obligation to provide Forms W-2 to such persons for such year, and (iv) Seller and Purchaser will work in good faith to adopt similar procedures under applicable state or local laws. The parties shall cooperate with each other in preparing filings and forms relating to these procedures.

     5.9 AURORA SUPPLY ARBITRATION. Purchaser shall cooperate with Seller, as reasonably requested by Seller, in connection with Seller's pending claims in the arbitration relating to the Aurora Supply Agreement referenced in Section
7.19 of the Disclosure Letter, PROVIDED, HOWEVER, that Seller shall bear all costs and expenses of Purchaser and Seller in connection therewith; and PROVIDED, FURTHER, that Seller shall indemnify and hold harmless Purchaser and its Affiliates from any and all losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses arising out of such efforts and cooperation.

                                   ARTICLE 6

                     FINANCIAL STATEMENTS; DISCLOSURE LETTER
                     ---------------------------------------

     6.1  PRE-SIGNING DELIVERIES BY SELLER. Seller has heretofore delivered to
Purchaser:

          (a)  the Financial Statements; and

          (b) the Disclosure Letter, together with (or preceded by) a copy of each Contract listed in SECTION 7.15 thereof and containing all of the information required by the terms of this Agreement to be contained therein.

                                   ARTICLE 7

                    WARRANTIES AND REPRESENTATIONS OF SELLER
                    ----------------------------------------

          Seller represents and warrants to Purchaser that the statements contained in this ARTICLE 7 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 7).

     7.1  INCORPORATION AND QUALIFICATION OF SELLER.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease the Purchased Assets it now owns, operates or leases and to carry on the Business as it is currently conducted. Copies of Seller's certificate of incorporation and bylaws, each as amended to date, have been heretofore delivered to Purchaser and are accurate and complete.

          (b) Seller is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     7.2 AUTHORITY. Seller has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and perform its obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of Seller and its stockholders to authorize and permit the execution and delivery by Seller of this Agreement and the instruments required to be executed and delivered by Seller pursuant hereto, including without limitation delivery of the Purchased Assets to Purchaser, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated herein have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, valid execution and delivery hereof by Purchaser) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     7.3 NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in SECTION 7.4 have been obtained and all filings and notifications listed in SECTION 7.4 of the Disclosure Letter have been made or given (except as may result from any facts or circumstances relating solely to Purchaser), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or any of its property is subject or any provision of the charter or by-laws of the Company, (b) except as disclosed in Section 7.3 of the Disclosure Letter or as would not have a Material Adverse Effect, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject or (c) result in the imposition of any Lien upon the Company's assets.

     7.4 CONSENTS AND APPROVALS. Neither Seller nor any of its Affiliates needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any third party in order for the parties to consummate the transactions contemplated by this Agreement, except (a) as disclosed in Section 7.4 of the Disclosure Letter, (b) pursuant to the applicable requirements of the HSR Act, (c) where failure to obtain such consents, approvals, authorizations or actions, make such filings or give such notices would not have a Material Adverse Effect and (d) as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

     7.5 BROKERS. Except as disclosed in Section 7.5 of the Disclosure Letter, Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or Purchaser could become liable or obligated.

     7.6 FINANCIAL STATEMENTS. The Financial Statements (including, with respect to the audited financial statements only, the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete and present fairly in all material respects the financial condition of Seller as of such dates and the results of operations of Seller for such periods and are consistent with the books and records of Seller, subject in the case of the unaudited financial statements to (i) the absence of notes and (ii) normal and recurring year end adjustments, which in neither case will be material.

     7.7  ABSENCE OF CHANGES. Since February 29, 2000 and except as disclosed in
Section 7.7 of the Disclosure Letter, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been: (a) any sale, lease, transfer, or assignment of any of the Company's assets, tangible or intangible, other than sales of inventory for a fair consideration in the Ordinary Course of Business; (b) any Contract other than in the Ordinary Course of Business; (c) any acceleration, termination, modification or cancellation of any Contract to which the Company is a party or by which it is bound; (d) to Seller's Knowledge, the creation or imposition of any Lien upon any of the Company's assets, tangible or intangible; (e) any capital expenditure (or series of related capital expenditures) involving more than $3,500,000 in the aggregate; (f) any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions); (g) any grant of any License, or any entering into any settlement regarding any infringement of its rights to, any Intellectual Property; (h) to Seller's Knowledge, any threat or notification, orally or in writing, that, and there has not been, one or more material distributors, customers or suppliers that have terminated or, to Seller's Knowledge, intend to terminate or are considering terminating, their respective business relationships or have modified or, to Seller's Knowledge, intend to modify, such relationships with the Company in a manner which is less favorable in any material respect to the Company or have agreed not to or will not agree to do business on such terms and subject to conditions at least as favorable in all material respects as the terms and conditions provided to the Company as of February 29, 2000, and Seller has no Knowledge of any facts which would form the basis for such termination or modification; (i) any damage, destruction, or loss (whether or not covered by insurance) to the Company's property; (j) any loan to, or any other transaction with, any of the directors, officers or employees of the Company outside the Ordinary Course of Business; (k) any employment contract or collective bargaining agreement, written or oral, or modification of the terms of any existing such contract or agreement or modification or change in the employment terms for any of the directors, officers, and employees of the Company outside the Ordinary Course of Business; (l) any increase, modification or change in the compensation of any of the directors, officers or employees of the Company outside the Ordinary Course of Business; (m) any adoption, amendment, modification or termination of any plan that is, or upon such adoption or prior to such termination would be described as, an Existing Plan;
(n) any payment pursuant to any Existing Plan outside the Ordinary Course of Business; (o) any pledge to make, or making of, any charitable or other capital contribution outside the Ordinary Course of Business; (p) any payment of any amount to any third party outside the Ordinary Course of Business; (q) any modification or change in the application of GAAP to Seller's financial or accounting records from the manner in which it was applied in the Most Recent Year-End Financial Statements; (r) any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company which would be likely to have a Material Adverse Effect;
(s) any delay or postponement of reflecting property on Seller's books and records in accordance with GAAP, or payment of, accounts payable and other liabilities outside the Ordinary Course of Business and (t) any commitment to any of the foregoing.

     7.8 ABSENCE OF UNDISCLOSED LIABILITIES. On February 29, 2000, the Company did not have any material debts, liabilities or obligations of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, which were not fully disclosed, reflected or reserved against in the Most Recent Balance Sheet, except as disclosed in Section 7.8 of the Disclosure Letter. Except for current liabilities or obligations which have been incurred since February 29, 2000 in the Ordinary Course of Business and except as disclosed in Section 7.8 of the Disclosure Letter, since February 29, 2000, the Company has not incurred any material debt, liability or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP. To Seller's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material debts, liabilities or obligations of a nature which would require such item to be reflected on a balance sheet in accordance with GAAP.

     7.9 COMPLIANCE WITH LAWS. Each of Group and Seller and any of either of their predecessors is in compliance in all material respects with all now applicable laws, rules, regulations or ordinances, and, to Seller's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against or received by any of them alleging any failure so to comply except as disclosed in Section 7.9 of the Disclosure Letter. Neither the ownership nor use of properties of the Company nor the conduct of the Business conflicts with the rights of any other Person or violates, or with the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its charter or by-laws or any Lien, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party or by which it may be bound or affected, except (a) as set forth in Section 7.9 of the Disclosure Letter and (b) for violations of the existence of which could not reasonably be expected to have a Material Adverse Effect. Seller has no Knowledge of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other formal or informal proceedings which would be applicable to its business, operations or properties and which could reasonably be expected to have a Material Adverse Effect on its properties, assets, liabilities, operations or properties; PROVIDED, HOWEVER, that Purchaser acknowledges and agrees that Seller's representations under this
SECTION 7.9 are not made with respect to any Environmental Laws, or any environmental condition, fact or circumstance, and that Seller's representations and warranties with respect to Environmental Laws, and any environmental condition, fact or circumstance, are made exclusively in SECTION 7.22.

     7.10 PROPERTY, PLANT AND EQUIPMENT.

          (a) OWNED REAL PROPERTY. Group owns no real property. Section 7.10(a) of the Disclosure Letter lists all real property that Seller owns (the "OWNED REAL PROPERTY"). Except as disclosed in Section 7.10(a) of the Disclosure Letter, with respect to each such parcel of Owned Real Property:

               (i) Seller has good and marketable title to the Owned Real Property, free and clear of any Lien;

               (ii) there are no pending or, to Seller's Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property or other matters which would materially adversely affect the use or occupancy or value thereof;

               (iii) each facility located on such parcel has received all approvals of governmental authorities (including licenses and permits) which to Seller's Knowledge are required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations except where such failure to operate or maintain would not be reasonably expected to have a Material Adverse Effect;

               (iv) each facility located on such parcel of Owned Real Property is supplied with utilities and other services necessary for the operation of such facility, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate for current uses in accordance with all applicable laws, ordinances, rules, and regulations; and

               (v) each parcel of Owned Real Property has direct vehicular access to a public road or access to a public road via a permanent appurtenant easement.

          (b) REAL PROPERTY LEASES. Group does not lease or sublease any real property. Section 7.10(b) of the Disclosure Letter lists all real property leased or subleased to Seller. The Company has provided Purchaser with correct and complete copies of the lease and sublease agreements and amendments relating to real property leased or subleased to Seller (the "REAL PROPERTY LEASES"). With respect to each Real Property Lease, except as disclosed in Section 7.10(b) of the Disclosure Letter:

               (i) the lease or sublease is legal, valid and binding obligation of Seller, enforceable against Seller and in full force and effect;

               (ii) neither Seller nor, to Seller's Knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder except such breaches, defaults and events which would not be reasonably expected to have a Material Adverse Effect;

               (iii) to Seller's Knowledge, no party to the lease or sublease has repudiated any provision thereof;

               (iv) to Seller's Knowledge, there are no disputes, oral or written agreements, or forbearance programs in effect as to the lease or sublease except such disputes, agreements and forbearance programs which would not be reasonably expected to have a Material Adverse Effect;

               (v) with respect to each sublease, to Seller's Knowledge, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

               (vi) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

               (vii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) which to Seller's Knowledge are required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations except where such failure to operate or maintain would not be reasonably expected to have a Material Adverse Effect; and

               (viii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the current operation of said facilities.

          (c)  FORMERLY OWNED OR LEASED PROPERTIES. To Seller's Knowledge,
     Section 7.10(c) of the Disclosure Letter lists all properties, together with addresses, other than those currently owned or leased properties listed pursuant to subsections (a) and (b) above and other than former warehouse leases, which the Company has owned or leased within the ten years preceding the date of this Agreement.

          (d) EQUIPMENT. Group neither owns nor leases any equipment. The Company has provided Purchaser with correct and complete copies of all agreements by which Seller leases equipment (the "EQUIPMENT LEASES").
     Section 7.10(d) of the Disclosure Letter lists all equipment leased by Seller and identifies whether any related Equipment Lease is an operating lease or a capitalized lease. Each item of equipment (other than inventory) has been maintained in good operating condition and repair (subject to normal wear and tear) and is suitable, adequate and sufficient for the purposes for which it is presently used.

     7.11 INTELLECTUAL PROPERTY. Section 7.11 of the Disclosure Letter lists (a) all Intellectual Property that is in each case material to the conduct of the Business in the Ordinary Course of Business; (b) each license or other contract (including all amendments) under which any such Intellectual Property is held or used by the Company (the "LICENSES"); and (c) all consents of any Person that will be required for the use of the Intellectual Property by Purchaser following the Closing Date. Except as described in Section 7.11 of the Disclosure Letter, there is no License under which the Company is obligated as licensor or licensee with respect to any Intellectual Property. Except as disclosed in Section 7.11 of the Disclosure Letter, the Company has not received any written notice that the use by the Company of the Intellectual Property in the Business and in the areas where the Business is currently conducted infringes or has infringed any rights of any third party. To Seller's Knowledge, the Company's use of Intellectual Property does not infringe and has not infringed any rights of any third party and no activity of any third party infringes upon the rights of the Company with respect to any Intellectual Property. Subject to obtaining necessary consents as disclosed in Section 7.11 of the Disclosure Letter, each of the Licenses will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. The Company owns or has the right to use all Intellectual Property necessary or desirable for the operation of the Business as presently conducted.

     7.12 INVENTORIES. Group has no inventory. The inventory of Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods of a quality and quantity usable and salable in the Ordinary Course of Business, consistent with past practice and none of which is obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company. The inventory, taken as a whole, as reflected in the Most Recent Balance Sheet is valued at the lower of cost (on a first-in, first-out basis) or market in accordance with GAAP. Since February 29, 2000, no inventory has been sold or disposed of except in the Ordinary Course of Business.

     7.13 ACCOUNTS RECEIVABLE. Taking into account the reserves for uncollectible accounts set forth in the Most Recent Balance Sheet and except as disclosed in Section 7.13 of the Disclosure Letter, all of the accounts reflected on the Most Recent Balance Sheet were accounts receivable that (i) arose from bona fide sales made or orders received in the Ordinary Course of Business, (ii) to Seller's Knowledge, are not subject to any set-off or counterclaim, and (iii) are collectible in the Ordinary Course of Business. All accounts receivable of the Company are reflected properly on its books and records in accordance with GAAP.

     7.14 TAXES. Except as disclosed in Section 7.14 of the Disclosure Letter:

          (a) All Tax Returns that Seller, Group, HPH or any Affiliated Group which includes any of them was required to file have been timely filed and all such Tax Returns were true, correct and complete in all respects. Seller has delivered to Purchaser copies of such Tax Returns for each of the last three taxable years. All Taxes due and payable by Seller, Group, HPH or any Affiliated Group which includes any of them (whether or not shown on any Tax Return) have been paid. All Taxes of Seller, Group, HPH or any Affiliated Group which includes any of them that are not yet due and payable have been fully accrued on the books of Group, Seller or HPH, as the case may be. No claim has ever been made by any authority in a jurisdiction where Group, Seller or HPH does not file or is not included in a Tax Return that Group, Seller or HPH is or may be subject to taxation by that jurisdiction. There are no Liens with respect to Taxes upon any of the property or assets of Group, Seller or HPH other than statutory liens for current Taxes not yet due and payable.

          (b) Each of Group, Seller and HPH have withheld and timely paid to the proper authority all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) Neither Group, Seller nor HPH has ever been a member of an affiliated group filing a consolidated return for U.S. federal income tax purposes other than the group that is headed by HPH. Neither Group, Seller nor HPH has any liability for Taxes of another person as a transferee, successor, by contract, or otherwise. Neither Group, Seller nor HPH is a party to a joint venture, partnership, or other arrangement that could be treated as a partnership for federal, state, local, or foreign income tax purposes.

          (d) Neither Group, Seller nor HPH has filed, or had filed on its behalf, a consent under Code Section 341(f) concerning collapsible corporations. Seller is not required to make, and is not a party to any agreement that would require it to make, any payments that would be non-deductible under Code Section 280G or that would be subject to an excise tax under Section 4409 of the Code.

          (e) None of Group, Seller or HPH or any Affiliated Group of which any of them is a member has agreed to any extension of the period for assessment, reassessment or collection of any Taxes. No power of attorney granted by Group, Seller or HPH or any Affiliated Group of which any of them is a member with respect to any Taxes will be in force following the Closing Date.

          (f) No Tax audit, investigation, dispute, claim, administrative proceeding or court proceeding is presently pending with regard to any Taxes or Tax Returns of Group, Seller or HPH or any Affiliated Group of which any of them is a member.

          (g) Neither Group, Seller nor HPH is a party to any tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

     7.15 CONTRACTS.

          (a) SECTION 7.15 of the Disclosure Letter contains a true and complete list of all of the following Contracts of the Company:

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000;

               (iii) any agreement concerning a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Funded Indebtedness in excess of $100,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

               (v)  any agreement concerning confidentiality or noncompetition;

               (vi) any agreement among the Company and its Affiliates relating to their respective assets and liabilities or business between or among them;

               (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (viii) any collective bargaining agreement;

               (ix) any agreement providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis in excess of $50,000 or providing severance or retirement benefits in excess of $50,000;

               (x) any agreement under which the Company has advanced or loaned any amount to any of its Affiliates, directors, officers, or employees other than in the Ordinary Course of Business;

               (xi) any agreement under which the consequences of a default or termination would be reasonably likely to have a Material Adverse Effect; or

               (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.

          (b) The Company has heretofore made available to Purchaser a true and complete copy of each Contract listed in Section 7.15 of the Disclosure Letter, each as in effect on the date hereof, including, without limitation, all amendments thereto (all of the foregoing, together with the Real Property Leases and the Equipment Leases, are referred to herein collectively as the "MATERIAL CONTRACTS").

     7.16 NATURE OF MATERIAL CONTRACTS. Except as disclosed in Section 7.16 of the Disclosure Letter, no breach or default by the Company under any of the Material Contracts has occurred and is continuing, and, to Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by any other Person under any of the Material Contracts, other than any such breaches, defaults and events which would not be reasonably expected to have a Material Adverse Effect. To Seller's Knowledge, no breach or default by any Person other than the Company under any of the Material Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by the Company under any of the Material Contracts. Except as disclosed in Section 7.16 of the Disclosure Letter, each of the Material Contracts is a legal, valid and binding obligation of the Company, enforceable against the Company and is in full force and effect, and each Material Contract will continue to be in full force and effect after giving effect to the transactions contemplated by this Agreement.

     7.17 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company in respect of its assets, liabilities or business.

     7.18 INSURANCE AND RISK MANAGEMENT. Section 7.18 of the Disclosure Letter describes each material insurance policy maintained by the Company during the past five years. All of such insurance policies are in full force and effect, and the Company is not in material default with respect to its obligations under any of such insurance policies. Section 7.18 of the Disclosure Letter also describes any self-insurance arrangements affecting the Company.

     7.19 LITIGATION. Except as disclosed in Section 7.19 of the Disclosure Letter, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to Seller's Knowledge, threatened against the Company nor, to Seller's Knowledge, is there any basis for any such action, claim, suit, proceeding or investigation, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 7.19 of the Disclosure Letter, there are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Company affecting the Business under any federal, state or local law, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     7.20 LABOR AND EMPLOYMENT MATTERS.

          (a) Section 7.20 of the Disclosure Letter contains a list of the collective bargaining agreements to which the Company is a party. Except as disclosed in Section 7.20 of the Disclosure Letter, (i) there are no union organizing activities, representation petitions before governmental authorities, or other labor controversies pending or, to Seller's Knowledge, threatened against the Company and (ii) there are no grievances outstanding, or unfair labor practice charges or complaints pending before any applicable authorities, against the Company under any such agreement or contract.

          (b) To Seller's Knowledge, except as disclosed in Section 7.20 of the Disclosure Letter, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices and terms and conditions of employment.

     7.21 EMPLOYEE BENEFIT MATTERS.

          (a) DISCLOSURE. Section 7.21 of the Disclosure Letter sets forth (I) all Employee Plans to which the Company contributes or is obligated to contribute, or under which the Company has or may have any liability for premiums or benefits, or which relates to any employee or former employee of the Company or the beneficiaries of any such employee or former employee as well as
(II) all plans, agreements, policies and arrangements that would be described in
(I) above if the term "employee" were construed to include outside directors, consultants or other independent contractors who provide services to or for the benefit of the Company (an "EXISTING PLAN"). For purposes of this Agreement, the term "EMPLOYEE PLAN" means any plan, program, agreement, policy or arrangement (a "PLAN"), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a "WELFARE PLAN"); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA (a "PENSION PLAN"); (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, severance, change-in-control, bonus, incentive or fringe-benefit plan. With respect to each Existing Plan, Seller has provided or made available to Purchaser accurate, current and complete copies of each of the following: (1) where the plan has been reduced to writing, the plan document together with all amendments; (2) where the plan has not been reduced to writing, a written summary of all material plan terms; (3) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (4) copies of any summary plan descriptions, employee handbooks or similar employee communications; (5) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS, if any, and any related correspondence, including a copy of the request for such determination; (6) in the case of any funding intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of any IRS letter determining that it so qualifies; (7) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with all schedules attached; and (8) copies of any notices, letters or other correspondence from the IRS or the Department of Labor relating to the plan. Except as provided under an Existing Plan, the Company has made no other commitments to its employees, former employees or their beneficiaries under which it is or would be obligated to provide any benefit.

          (b) DEFINED BENEFIT PENSION PLANS. Neither the Company nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (a "RELATED ENTITY") has ever maintained, contributed to, or been required to contribute to any Employee Plan subject to Title IV of ERISA, or to any "MULTIEMPLOYER PLAN" within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

          (c) PLAN QUALIFICATION; PLAN ADMINISTRATION; CERTAIN TAXES AND PENALTIES. Each Existing Plan that is intended to be qualified under Section 401(a) of the Code is so qualified. Except as disclosed in Section 7.21 of the Disclosure Letter, each Existing Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with all applicable law, and nothing has occurred with respect to any Existing Plan that has subjected or could subject the Company directly or indirectly to a penalty under ERISA or any excise tax under the Code. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each Existing Plan that is a Welfare Plan subject to such provisions.

          (d)  ALL CONTRIBUTIONS AND PREMIUMS PAID. Except as disclosed in
Section 7.21 of the Disclosure Letter: (i) all required contributions, assessments and premium payments on account of each Existing Plan have been timely paid and (ii) no event has occurred that has resulted in or could subject Company to a tax under Section 4971 of the Code or its assets to a lien under
Section 412(n) of the Code.

          (e) CLAIMS. With respect to each Employee Plan that either of the Company or any Related Entity maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute, there are no existing (or, to Seller's Knowledge, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course.

          (f)  RETIREE BENEFITS; CERTAIN WELFARE PLANS. Except as described in
Section 7.21 of the Disclosure Letter, and other than as required under Section 601 et seq. of ERISA, no Existing Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. Each welfare benefit trust or fund that constitutes or is associated with an Existing Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt.

          (g) NO RESTRICTIONS ON TERMINATION. No provision of any Existing Plan would result in any limitation on the ability of the Company or Purchaser to terminate the Plan.

          (h) SEVERANCE, ETC. Except for benefits, if any, due under the Severance Plan, the transactions contemplated by this Agreement shall not, whether alone or upon the occurrence of any additional or subsequent event, result in any payment of severance or other compensation to, or acceleration, vesting or increase in benefits under any Employee Plan for the benefit of any current or former director, officer or employee of the Company.

     7.22 ENVIRONMENTAL, HEALTH AND SAFETY.

          (a) Except as disclosed in Section 7.22 of the Disclosure Letter or in the Environmental Assessment of Seller dated October 5, 2000 prepared for Huhtamaki Van Leer Oyj:

               (i) the Company is and has been in compliance with all applicable Environmental Laws and Safety Laws except for violations which would not be reasonably expected to have a Material Adverse Effect;

               (ii) the Company is and has been in material compliance with the conditions of all Environmental Permits required for the continued conduct of the business of the Company in the manner now conducted;

               (iii) to Seller's Knowledge, the Company has filed all required material applications, notices and other documents necessary to effect the timely renewal or issuance of all material Environmental Permits required for the continued conduct of the business of the Company in the manner now conducted;

               (iv) to Seller's Knowledge, there are no circumstances or conditions present at or arising out of the present or former owned or leased properties of the Company in respect of off-site storage, transportation or disposal of, or any off-site Release of, a Chemical Substance which would reasonably be expected to have a Material Adverse Effect;

               (v) to Seller's Knowledge, there are no circumstances or conditions present at or arising out of the present or former owned or leased properties of the Company, including but not limited to any on-site storage, use, disposal or Release of a Chemical Substance, which would reasonably be expected to have a Material Adverse Effect;

               (vi) the Company is not subject to, any outstanding written order, decree, judgment, complaint, agreement, claim, citation, or notice nor is it subject to any ongoing judicial or administrative proceeding indicating that the Company or the past and present assets of the Company are or may be: (i) in material violation of any Environmental Law; (ii) in material violation of any Safety Laws; or (iii) responsible for the Release of any Chemical Substance; and, to Seller's Knowledge, no such proceeding is threatened;

               (vii) to Seller's Knowledge, as a result of the transactions contemplated by this Agreement, the Company and the assets acquired thereby will not be subject to, the requirements of any Environmental Laws which require notice, disclosure, cleanup or approval prior to transfer of such assets or which will impose Liens on such assets;

               (viii) Section 7.22 of the Disclosure Letter sets forth a list of all underground storage tanks currently owned or operated by the Company and, except as disclosed in Section 7.22 of the Disclosure Letter, to Seller's Knowledge, such tanks are in material compliance with applicable Environmental Law; and

               (ix) Section 7.22 of the Disclosure Letter lists all environmental audit reports, inspection reports, assessment reports or investigation reports in the Company's possession relating to the Business or the Company's compliance with applicable Environmental Laws and Safety Laws.

          (b) Purchaser acknowledges that the Company's representation and warranties with respect to Environmental Laws, Safety Laws and environmental conditions, facts or circumstances are made exclusively in this SECTION 7.22.

     7.23 AFFILIATED TRANSACTIONS. Except as disclosed in Section 7.23 of the Disclosure Letter, neither Group nor Seller is a party to or bound by any Contract with any of its Affiliates or any members of its Affiliates' families and none of the stockholders, directors or officers of either Group or Seller or any of its Affiliates or members of its Affiliates' families owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the Business.

     7.24 GOVERNMENT CONTRACTS. Except as disclosed in Section 7.24 of the Disclosure Letter, the Company is not a party to any contract or arrangement with any federal, state or local governmental agency.

     7.25 DISTRIBUTORS, CUSTOMERS AND SUPPLIERS. Section 7.25 of the Disclosure Letter sets forth a complete and accurate list of: (i) all of the distributors of the Company's products during the seven-month period ended September 30, 2000, (ii) the ten largest customers (by dollar volume) of the Company during the fiscal year ended February 29, 2000, indicating the existing contractual arrangements, and (iii) all suppliers of materials or services to the Company involving consideration in excess of $1,000,000, indicating the existing contractual arrangements.

     7.26 NO ILLEGAL PAYMENTS; ETC. Neither the Company nor any of its directors, officers, employees or agents, has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or
(ii) the non-continuation of which would be reasonably likely to have a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

     7.27 BOOKS AND RECORDS. The books and all corporate (including minute books and stock record books) and financial records of the Company are complete and correct in all material respects.

     7.28 TITLE TO ASSETS. Seller has good and marketable title to, or a valid and subsisting leasehold interest in, the properties and assets used by it, located on its premises, or reflected on the Most Recent Balance Sheet or acquired after the date thereof (except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet), free and clear of all Liens, except (i) as set forth in Section 7.28 of the Disclosure Letter, (ii) Liens for Taxes and assessments not yet payable;
(iii) Liens for Taxes, assessments and charges and other claims as set forth in
Section 7.28 of the Disclosure Letter, the validity of which Seller is contesting in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements, and (iv) minor imperfections of title or encumbrances, none of which are substantial in amount, materially detracts from the value or impairs the use of the assets subject thereto, or impairs the operations of Seller (the items referenced in subsections (ii), (iii) and (iv) of this sentence are referred to herein collectively as "PERMITTED ENCUMBRANCES"). Group has no assets other than its ownership of all of the outstanding capital stock of Seller.

     7.29 ALL ASSETS USED TO CONDUCT BUSINESS. The Purchased Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible (other than the Retained Assets) used by the Company in the conduct of the Business as currently conducted, and all assets, properties and rights necessary, in the reasonable opinion of the Management Group, to operate the Business as currently conducted.

     7.30 PRODUCT WARRANTIES; DEFECTS; LIABILITY. To Seller's Knowledge, each product manufactured, sold, leased, or delivered by the Company has been in conformity in all material respects with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and the Company does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company. Except as disclosed in Section 7.30 of the Disclosure Letter or except as set forth in any of the Contracts disclosed on Section 7.15 of the Disclosure Letter, no product manufactured, sold, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale.

     7.31 DISCLAIMER REGARDING ESTIMATES AND PROJECTIONS. In connection with Purchaser's investigation of the Company, Purchaser has received from or on behalf of Seller and the Company certain estimates, forecasts, plans and financial projections. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and that Purchaser shall have no claim against Seller with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such estimates, forecasts, plans and projections (including any underlying assumptions).

                                   ARTICLE 8

                   WARRANTIES AND REPRESENTATIONS OF PURCHASER
                   -------------------------------------------

     Purchaser warrants and represents to Seller that the statements contained in this ARTICLE 8 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     8.1 INCORPORATION AND QUALIFICATION OF PURCHASER. Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as currently conducted.

     8.2 AUTHORITY. Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been fully executed and delivered by Purchaser and (assuming the due authorization, valid execution and delivery hereof by Seller) is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     8.3 NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in SECTION 8.4 have been obtained, made or given (except as may result from any facts or circumstances relating solely to Seller), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of its charter or bylaws or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any, result in the imposition of any Lien upon any of its assets under, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

     8.4 CONSENTS AND APPROVALS. The execution, delivery and performance by Purchaser of this Agreement do not, and compliance by Purchaser with the terms hereof and consummation by Purchaser of the transactions contemplated hereby will not, require Purchaser to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, except (a) pursuant to the applicable requirements of the HSR Act,
(b) where failure to obtain such consents, approvals, authorizations or actions, make such filings or give such notice would not prevent Purchaser from performing any of its material obligations under this Agreement and (c) as may be necessary as a result of any facts or circumstances relating solely to Seller.

     8.5 LITIGATION. There are no actions, claims, proceedings or governmental investigations pending against Purchaser or any of its assets or properties at law or in equity, before any federal, provincial or municipal court, agency or other governmental entity, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby.

     8.6 BROKERS. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or Seller could become liable or obligated.

     8.7 FINANCIAL ABILITY. At the Closing on the Closing Date, Purchaser will have the funds necessary to purchase the Purchased Assets and consummate the transactions contemplated hereby.

                                   ARTICLE 9

                  CONDITIONS TO CLOSING APPLICABLE TO PURCHASER
                  ---------------------------------------------

          The obligation of Purchaser to consummate the transactions herein contemplated is subject to the following conditions precedent:

     9.1 NO TERMINATION. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to SECTION 12.1.

     9.2 BRING-DOWN OF SELLER'S WARRANTIES. The warranties and representations made by Seller herein to Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Seller shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser shall have received a certificate executed by the President or any Vice President of Seller to the foregoing effect.

     9.3 PENDING ACTIONS. Purchaser's consummation of the purchase of the Purchased Assets and the other transactions contemplated hereby shall not be prohibited by any legal requirement and shall not, except as expressly contemplated hereby, subject Purchaser to any penalty or Tax or other liability. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which prevents consummation of any of the transactions contemplated by this Agreement or which challenges, or is reasonably likely to result in a challenge to, this Agreement or any transactions contemplated hereby, or which claims, or is reasonably likely to give rise to a claim for, damages in a material amount as a result of the consummation of this Agreement.

     9.4 CONSENTS AND APPROVALS. Seller shall have complied with all applicable material provisions of law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority, including, without limitation, all notifications and other filings required in connection with asset sales (or waivers thereof) from state tax authorities in connection with the performance by it of this Agreement and consummation of the transactions contemplated hereby.

     9.5 NO MATERIAL ADVERSE EFFECT. There shall not have been any change which has resulted in a Material Adverse Effect since August 31, 2000, and no event shall have occurred since August 31, 2000 or circumstance shall exist that may result in such a Material Adverse Effect.

     9.6 ALL NECESSARY DOCUMENTS. Purchaser shall have received copies of such documents as Purchaser may reasonably request in connection with consummation of the transactions contemplated by this Agreement, including, without limitation, those documents to be delivered pursuant to SECTION 3.2.

     9.7 ACCESS TO FACILITATE TRANSITION. Representatives of Purchaser shall have been granted access to the facilities of the Company in accordance with the terms set forth in the last sentence of Section 5.4.

     9.8 DISMISSAL OF PENDING ACTION. PPM Special Investments Fund, L.P. and PPM Special Investments CBO II, L.P. shall have agreed in writing to dismiss the litigation involving the Company and described in Section 2.5(b)(x).

     9.9 HSR ACT. The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have expired or been terminated in accordance with the HSR Act.

     9.10 REPRESENTATION AND WARRANTY INSURANCE. Purchaser shall have obtained from a third party, at Purchaser's cost and expense, insurance reasonably satisfactory to Purchaser and Seller and sufficient to satisfy in full all obligations of Seller to indemnify Purchaser pursuant to SECTION 11.1(a) subject to the terms of ARTICLE 11, except for claims by Purchaser against Seller relating to amounts paid by Purchaser to cover the amount of any deductible under such insurance policy, not to exceed $250,000 ("INDEMNITY INSURANCE"). Prior to or at Closing, Seller shall reimburse Purchaser in accordance with
SECTION 2.3(b) for up to $210,000 of Purchaser's cost and expense in obtaining Indemnity Insurance (the "SELLER'S INSURANCE OBLIGATION").

     9.11 RELEASES. The Company shall have delivered to Purchaser copies of releases in form satisfactory to counsel for Purchaser releasing any claims the holders of Funded Indebtedness and any other person may have against the Purchased Assets, other than Permitted Encumbrances.

     9.12 TRANSFER DOCUMENTS. Seller shall have delivered to Purchaser at the Closing all documents, certificates and agreements necessary to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of any and all Liens, other than Permitted Encumbrances. In addition, Purchaser shall have obtained a landlord consent to the assignment of the real property lease with respect to each of the Lake Forest, Illinois and Phoenix, Arizona properties.

     Purchaser shall have the right to waive any of the foregoing conditions precedent, except for the condition set forth in SECTION 9.7.

                                   ARTICLE 10

                   CONDITIONS TO CLOSING APPLICABLE TO SELLER
                   ------------------------------------------

          The obligation of Seller to consummate the transactions herein contemplated is subject to the following conditions precedent:

     10.1 NO TERMINATION. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to SECTION 12.1.

     10.2 BRING-DOWN OF PURCHASER WARRANTIES. All warranties and representations made by Purchaser herein to Seller shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Seller shall have received a certificate executed by the President or any Vice President of Purchaser to the foregoing effect.

     10.3 PENDING ACTIONS. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other Person shall be pending on the Closing Date which challenges or is reasonably likely to result in a challenge to this Agreement or any transaction contemplated hereby, or which claims, or is reasonably likely to give rise to a claim for, damages in a material amount as a result of the consummation of the transactions contemplated hereby.

     10.4 CONSENTS AND APPROVALS. Purchaser shall have obtained all consents and approvals required to be obtained by it pursuant to SECTION 8.4. and Purchaser shall have complied with all applicable material provisions of law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority in connection with such performance and consummation. The Company shall have obtained such consents, approvals and releases of its stockholders and holders of Funded Indebtedness as are necessary to consummate the transactions contemplated hereby.

     10.5 ALL NECESSARY DOCUMENTS. Seller shall have received copies of such documents as Seller may reasonably request in connection with consummation of the transactions contemplated by this Agreement, including, without limitation, those documents to be delivered pursuant to SECTION 3.3.

     10.6 HSR ACT. The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the HSR Act shall have expired or been terminated in accordance with the HSR Act.

     Seller shall have the right to waive any of the foregoing conditions precedent, except for the condition set forth in SECTION 10.6.

                                   ARTICLE 11

                                 INDEMNIFICATION
                                 ---------------

     11.1 INDEMNIFICATION BY SELLER. Seller covenants and agrees that it will indemnify, defend, protect and hold harmless Purchaser from and against all losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including reasonable attorneys' fees and expenses of investigation) incurred by Purchaser as a result of or arising from
(a) the untruth, inaccuracy or incompleteness as of the date hereof or on the Closing Date of any representation or warranty made by Seller or on behalf of the Company set forth in this Agreement (including without limitation the Disclosure Letter and any agreement, document, instrument or certificate entered into in connection herewith or delivered pursuant hereto), as if all qualifications as to Knowledge and materiality (including without limitation with respect to Material Adverse Effect) were not contained therein, (b) any breach of any covenant, obligation or agreement on the part of Seller under this Agreement (including without limitation the Disclosure Letter and any agreement, document, instrument or certificate entered into in connection herewith or delivered pursuant hereto) or (c) any Retained Asset or Retained Liability.

     11.2 INDEMNIFICATION BY PURCHASER. Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless Seller from and against all losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including reasonable attorneys' fees and expenses of investigation) incurred by Seller as a result of or arising from (a) the untruth, inaccuracy or incompleteness as of the date hereof or on the Closing Date of any representation or warranty of Purchaser set forth in this Agreement (including without limitation the Disclosure Letter and any agreement, document, instrument or certificate entered into in connection herewith or delivered pursuant hereto), (b) any breach of any covenant, obligation or agreement on the part of Purchaser under this Agreement (including without limitation the Disclosure Letter and any agreement, document, instrument or certificate entered into in connection herewith or delivered pursuant hereto) or
(c) any Purchased Asset or Assumed Liability.

     11.3 THIRD PERSON CLAIMS.

          (a) Promptly after any person hereto (the "INDEMNIFIED PARTY") receives notice of or has knowledge of any claim by a person or entity not a party to this Agreement ("THIRD PERSON"), or the commencement of any action or proceeding by a Third Person, for which the Indemnified Party intends to make a claim against the party obligated to provide indemnification pursuant to SECTION
11.1 or SECTION 11.2 (the "INDEMNIFYING PARTY"), the Indemnified Party shall give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding, provided that the failure to give such prompt notice shall not affect the Indemnifying Party's obligation to indemnify absent a showing of actual prejudice to the Indemnifying Party. Such notice shall state the nature and the basis of such claim and, to the extent determinable, a reasonable estimate of the amount thereof.

          (b) The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal matter, without the written consent of the Indemnified Party, or any other matter, without the written consent of the Indemnified Party which in the case of matters which are not criminal matters will not be unreasonably withheld or delayed. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and, subject to the preceding sentence, in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. In the event that counsel to the Indemnifying Party shall have a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, or in the event that the Indemnified Party is not reasonably satisfied with the counsel selected by the Indemnifying Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the preceding sentence, and (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses.

          (c) If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, (i) the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, (ii) the Indemnified Party may settle such matter, and
(iii) the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith; PROVIDED, HOWEVER, that under no circumstances shall the Indemnified Party settle any such matter without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     11.4 EXCLUSIVE REMEDY. The indemnification provided for in this ARTICLE 11 shall (except as prohibited by law) be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by either party to this Agreement against the other party for any breach or violation of any representation or warranty in this Agreement or any covenant or agreement to be performed pursuant to this Agreement on or before the Closing; PROVIDED, HOWEVER, that nothing herein shall be construed to limit the right of a party, in a proper case, to seek specific performance or other injunctive relief for any such breach. Purchaser hereby acknowledges and agrees that, from and after the Closing, the Indemnity Insurance shall be Purchaser's sole recourse for any and all claims arising under SECTION 11.1(a) of this Agreement, except for claims against Seller relating to the representations and warranties described in SECTION 11.5(a)(i)(A) if and only to the extent such claim or claims exceed $2,500,000 ("EXEMPTED CLAIMS"). Purchaser shall have recourse directly against Seller for Exempted Claims, subject to the terms and conditions set forth in this Agreement.

     11.5 MONETARY LIMITATIONS ON INDEMNIFICATION.

          (a) (i) Seller shall have no obligation to indemnify Purchaser until such time as the aggregate amount of all claims which Purchaser may have against Seller, whether individually or collectively, shall exceed $250,000 (the "THRESHOLD AMOUNT"), at which point Seller shall indemnify Purchaser for all claims in excess of such Threshold Amount PROVIDED, HOWEVER, that the foregoing limitation shall not apply to claims by Purchaser (A) with respect to any of the representations and warranties made in SECTIONS 7.1 (Incorporation and Qualification) or 7.2 (Authority) or 7.28 (Title to Assets) hereof, including corresponding sections of the Disclosure Letter; (B) with respect to a breach or nonfulfillment of any covenant or agreement of Seller or Group hereunder; (C) based upon fraud; and (D) with respect to any Retained Asset or Retained Liability.

               (ii) Purchaser shall have no obligation to indemnify Seller until such time as the aggregate amount of all claims which Seller may have against Purchaser, whether individually or collectively, shall exceed $250,000, at which point Purchaser shall indemnify Seller for all claims in excess of such threshold amount PROVIDED, HOWEVER, that the foregoing limitation shall not apply to claims by Seller (A) with respect to any of the representations and warranties made in SECTIONS 8.1 (Incorporation and Qualification) or 8.2 (Authority), including corresponding sections of the Disclosure Letter; (B) with respect to a breach or nonfulfillment of any covenant or agreement of Purchaser hereunder; (C) based upon fraud; and (D) with respect to any Purchased Asset or Assumed Liability.

               (iii) For the purposes of this SECTION 11.5, in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (x) net of any current tax benefit realized by Purchaser or any Affiliate thereof by reason of deductibility of such liability or damage (determined by multiplying such deductible amount by the then applicable highest effective corporate income tax rate), and any deferred tax benefit attributable to such liability or damage (determined on the same basis but present valued to the extent obtained through depreciation or amortization deductions) and (y) net of any insurance proceeds received and any indemnity, contribution or other similar payment recovered by Purchaser or any Affiliate or from any third party with respect thereto (other than pursuant to the representation and warranty insurance provided for in SECTION 9.8).

          (b)  Seller shall not be entitled to indemnification under this
ARTICLE 11 if and to the extent that its claim for indemnification is directly or indirectly related to a breach by it of any representation, warranty, covenant or other agreement set forth in this Agreement. Purchaser shall not be entitled to indemnification under this ARTICLE 11 if and to the extent that its claim for indemnification is directly or indirectly related to a breach by it of any representation, warranty, covenant or other agreement set forth in this Agreement.

          (c) (i) Seller shall not be liable under this ARTICLE 11 with respect to claims for indemnification for an amount which, in the aggregate, exceeds $2,500,000, PROVIDED, HOWEVER, that the foregoing limitation shall not apply to claims by Purchaser (A) with respect to any of the representations and warranties made in SECTIONS 7.1 (Incorporation and Qualification), 7.2 (Authority) or 7.28 (Title to Assets) hereof, including corresponding sections of the Disclosure Letter; (B) with respect to a breach or nonfulfillment of any covenant or agreement of Seller or Group hereunder; (C) based upon fraud; and
(D) with respect to any Retained Asset or Retained Liability.

               (ii) Purchaser shall not be liable under this ARTICLE 11 with respect to claims for indemnification for an amount which, in the aggregate, exceeds $2,500,000, PROVIDED, HOWEVER, that the foregoing limitation shall not apply to claims by Seller (A) with respect to any of the representations and warranties made in SECTIONS 8.1 (Incorporation and Qualification) or 8.2 (Authority), including corresponding sections of the Disclosure Letter; (B) with respect to a breach or nonfulfillment of any covenant or agreement of Purchaser hereunder; (C) based upon fraud; and with respect to any Purchased Asset or Assumed Liability.

          (d) Each Indemnified Party shall use its reasonable efforts to mitigate the losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including reasonable attorneys' fees and expenses of investigation), for which it seeks indemnification hereunder and assign to the Indemnifying Party all of such Indemnified Party's claims for recovery against third parties as to losses, damages, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including reasonable attorneys' fees and expenses of investigation), whether by insurance coverage, contribution claims, subrogation or otherwise.

     11.6 TIME LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary in this ARTICLE 11, neither party may assert a claim pursuant to this
ARTICLE 11 after the date which is three years after the Closing Date, except
(i) claims with respect to the representations and warranties contained in SECTIONS 7.1 (Incorporation and Qualification), 7.2 (Authority), 7.28 (Title to Assets), 8.1 (Incorporation and Qualification) or 8.2 (Authority), including corresponding sections of the Disclosure Letter, shall not be subject to any limitation as to time; (ii) claims with respect to the representations and warranties contained in SECTION 7.24 (Environmental, Health and Safety), including the corresponding section of the Disclosure Letter, may not be made after the date which is sixty months after the Closing Date; (iii) claims with respect to any breach of any covenant, obligation or agreement under this Agreement, or based on fraud, shall not be subject to any limitation as to time and (iv) claims with respect to the representations and warranties contained in
SECTION 7.16 (Taxes) shall not be made after the date which is 60 days after the expiration of the applicable statute of limitations governing the Tax to which the claim relates (after giving effect to any agreement extending or tolling such statute of limitations).

                                   ARTICLE 12

                                   TERMINATION
                                   -----------

     12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

          (a)  by mutual consent of Purchaser and Seller;

          (b) by Purchaser or by Seller, if at or before the Closing any conditions set forth herein for the benefit of Purchaser or Seller, respectively, shall not have been timely met or cannot be timely met; provided, that the party seeking to terminate is not, in any material respect, in breach of or default under this Agreement;

          (c) by Purchaser or by Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before December 19, 2000, or such later date as may have been agreed upon in writing by the parties hereto; provided, that the party seeking to terminate is not, in any material respect, in breach of or in default under this Agreement; or

          (d) by Purchaser or by Seller if any representation or warranty made herein for the benefit of Purchaser or Seller, respectively, or in any certificate, schedule or documents furnished to Purchaser or Seller, respectively, pursuant to this Agreement is untrue in any material respect, or if either Seller or Purchaser, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

     Any termination pursuant to this ARTICLE 12 shall not limit or restrict the rights or other remedies of any party hereto.

                                   ARTICLE 13

                       NON-COMPETITION AND CONFIDENTIALITY
                       -----------------------------------

     13.1 NON-COMPETITION. For good and valuable consideration, each of Seller, Group and HPH covenants and agrees with Purchaser that for a period of three (3) years after the Closing Date, neither it nor any Affiliate controlling it or under its control, including, without limitation, Hoeper, shall, without the prior written consent of Purchaser, engage in, or become directly or indirectly associated (as an owner, partner, stockholder, consultant, advisor or in any other capacity calling for the making of investments or the rendition of services, advice, or acts of management, operation or control) with any person which is engaged in, any business which is competitive with the Business, within the Restricted Area; PROVIDED, HOWEVER, that Seller and its Affiliates may own up to five percent (5%) of any class of securities of a Person engaged in such a competitive business if such securities are listed on a national securities exchange, traded in a recognized over-the-counter market or registered under the Securities Exchange Act of 1934.

     13.2 CONFIDENTIALITY. Purchaser agrees with respect to all technical, commercial and other information relating to the Company, any of its assets or properties or the Business that is or has been furnished or disclosed to Purchaser on, or after or before the date hereof, including, but not limited to, information regarding the organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, rights, obligations, liabilities and strategies (the "INFORMATION") of the Business and the Company that, unless and until the transactions contemplated by this Agreement shall have been consummated, (a) such Information is confidential and/or proprietary to the Company and the Business and entitled to and shall receive treatment as such by Purchaser; (b) Purchaser will, and will require all of its employees, representatives, agents and advisors who have access to such Information to, hold in confidence and not disclose to any other Person nor use (except in respect of the transactions contemplated by this Agreement or as required by law or in a court, administrative or regulatory proceeding) any such Information; PROVIDED, HOWEVER, that Purchaser shall not have any restrictive obligation with respect to any Information which (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of, or violation of the terms hereof by, Purchaser, or (iii) becomes known to Purchaser from a source which has no confidentiality obligation with respect to such Information at the time of receipt of such Information; and (c) all such Information, unless otherwise specified in writing, shall remain the property of the Company and, in the event this Agreement is terminated, shall be returned to the Company, together with any and all copies made thereof, upon request for such return by Seller (except for documents submitted to a governmental agency with the consent of Seller or upon subpoena and which cannot be retrieved with reasonable effort). Purchaser shall provide Information only to its employees, representatives, agents and advisors who have a need to know such Information in connection with the transactions contemplated by this Agreement. In the event that Purchaser or its representatives is requested or required (by oral question or request for information or documents or otherwise in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such Information, Purchaser will notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this SECTION 13.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser is, on the advice of counsel, compelled to disclose any such Information to any tribunal or else stand liable for contempt, Purchaser may disclose such Information to the tribunal; PROVIDED, HOWEVER, that Purchaser shall use its best efforts to obtain, at the request of Seller and at Seller's cost, an order or other assurance that confidential treatment will be accorded to such portion of such Information required to be disclosed as Seller shall designate.

     13.3 REMEDY. Purchaser acknowledges that the remedy at law for any breach by Purchaser of its obligations under SECTION 13.3 is inadequate and that, in the event of breach by Purchaser, in addition to any other available remedies at law or otherwise, Seller shall be entitled to equitable remedies, including specific enforcement or an injunction, and the right to recover reasonable attorney's fees and costs incurred by Seller or the Company in conjunction with obtaining specific performance of SECTION 13.2.

     13.4 CONFIDENTIALITY COVENANT OF SELLER. Following the Closing Date, Seller and its representatives will treat and hold as such all Information relating to the Company, Purchaser and its Affiliates, refrain from using any of such Information except in connection with this Agreement and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of such Information which are in its or his possession. In the event that Seller or its representatives is requested or required (by oral question or request for information or documents or otherwise in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such Information, Seller will notify

Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this
SECTION 13.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any such Information to any tribunal or else stand liable for contempt, Seller may disclose such Information to the tribunal; PROVIDED, HOWEVER, that Seller shall use its best efforts to obtain, at the request of Purchaser and at Purchaser's cost, an order or other assurance that confidential treatment will be accorded to such portion of such Information required to be disclosed as Purchaser shall designate.

                                   ARTICLE 14

                          CERTAIN OTHER UNDERSTANDINGS
                          ----------------------------

     14.1 RECORDS.

          (a) After the Closing, each party agrees to provide the other with access to all relevant documents and other information which may be needed by such party for purposes of preparing tax returns or responding to an audit by any governmental agency or for any other reasonable purpose. Such access will be during normal business hours, upon reasonable prior notice and not otherwise subject to time limitations.

          (b) Purchaser further agrees that it shall preserve and keep all books and records relating to the Business, including, without limitation, the Company's assets, in Purchaser's possession until six months following the expiration of the applicable statute of limitations (including extensions thereof) applicable to the returns of the Company filed for each taxable period first ending after the Closing Date and each prior taxable period to which such books or records are relevant.

          (c) In order to facilitate the resolution of any claims made by or against or incurred by Seller prior to or after the Closing (including any claim constituting a Retained Asset), upon reasonable notice, Purchaser shall, after the Closing: (i) afford the officers, employees and authorized agents and representatives of Seller reasonable access, during normal business hours, to the offices, properties, books and records of Purchaser with respect to the Business; (ii) furnish to the officers, employees and authorized agents and representatives of Seller such additional financial and other information regarding the Business as Seller may from time to time reasonably request; and
(iii) make available to Seller, the employees of Purchaser whose assistance, testimony or presence is necessary to assist Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; PROVIDED, HOWEVER, that such access and assistance shall not unreasonably interfere with the businesses or operations of the Company and the out-of-pocket expenses incurred by the employees of Purchaser in so assisting Seller shall be paid by Seller.

          (d) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Business, including, without limitation, the Company's assets, and such information is in the possession of the other party hereto, such other party agrees to use its best efforts to furnish such information to the party needing such information, at the cost and expense of the party being furnished such information.

     14.2 FURTHER ACTIONS. Seller agrees that from and after the Closing Date, if reasonably requested by Purchaser, it will execute and deliver such further instruments of conveyance and transfer and take such other reasonable action as may be necessary or desirable to convey and transfer more effectively to Purchaser the Purchased Assets.

     14.3 WAIVER OF BULK SALES LAW. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing.

                                   ARTICLE 15

                                  MISCELLANEOUS
                                  -------------

     15.1 COSTS AND EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall pay its own fees, costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     15.2 ENTIRE AGREEMENT. The Disclosure Letter and the Exhibits referenced in this Agreement are incorporated into this Agreement and together contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including, without limitation, the letter dated September 28, 2000 from Van Leer Holding Inc. on behalf of Purchaser, to Group, on behalf of Seller, regarding the transaction contemplated hereby and the Confidentiality Agreement dated as of May 17, 2000, between Seller and an affiliate of Purchaser. No waiver, modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     15.3 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

     15.4 ASSIGNMENT; SUCCESSORS AND ASSIGNS. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; PROVIDED, HOWEVER, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to a wholly-owned subsidiary of Purchaser, in which event all the rights and powers of Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by such subsidiary; PROVIDED, FURTHER, that no such assignment and delegation shall release Purchaser from its obligations under this Agreement, and FURTHER, Purchaser hereby guarantees to Seller the performance by such subsidiary of its obligations under this Agreement and each other document or instrument to be entered into by such subsidiary in connection with the transactions contemplated hereby. In the event of any such assignment and delegation, the term "Purchaser" as used in this Agreement shall be deemed to refer to such subsidiary of Purchaser where reference is made to actions to be taken with respect to the acquisition of the Purchased Assets, and shall be deemed to include both Purchaser and such subsidiary where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     15.5 SAVINGS CLAUSE. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     15.6 HEADINGS. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     15.7 ARBITRATION.

          (a) DISPUTE. Any dispute, controversy or claim arising out of or relating to this Agreement or any agreement contemplated herein, or any breach, interpretation, termination or validity of any of the foregoing, including any question whether a matter is subject to arbitration hereunder, is referred to herein as a "DISPUTE."

          (b) ARBITRATION. If the parties fail to settle any Dispute within thirty (30) days after either party has given notice to the other party hereto of the claimed existence of a Dispute, the Dispute shall be resolved by a confidential, binding arbitration. All such Disputes shall be arbitrated pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as in effect from time to time, before an arbitrator or arbitrators selected in the manner provided in such rules.

          (c) ARBITRATION PROCEDURES. The arbitration shall be held at the office of the American Arbitration Association in New York, New York. The arbitration shall take place before a panel of three arbitrators. Each party will select one arbitrator and the two so chosen will select a third, and failing selection of an arbitrator by either party or by the two chosen by the parties, the arbitrator(s) shall be selected from a panel of neutral arbitrators provided by the American Arbitration Association and shall be chosen by the striking method. The award or decision by a majority of the arbitrators shall be final and binding on the parties. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction, and each party hereto consents and submits to the jurisdiction of such court for purposes of such action. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in any action brought by a party, shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision. Each party shall bear its own expenses (including without limitation the fees and expenses of legal counsel and accountants) in connection with such arbitration and Purchaser and Seller shall each bear one-half of the arbitrators' fees and expenses, provided that the arbitral award shall allocate such fees and expenses of counsel, accountants, other advisors and the arbitrators according to the relative success of the contesting parties in the arbitration, as determined by the arbitrators. The arbitrators shall award an amount equal to the actual monetary damages suffered by each contesting party, which may include interest costs incurred by such party, but the arbitrators shall not have the authority to award punitive damages.

     15.8 GOVERNING LAW; JURISDICTION.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, EXCLUDING THE "CONFLICT OF LAWS" RULES THEREOF.

          (b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in New York, New York (and elsewhere with respect to appellate courts with jurisdiction over such matter) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Illinois.

     15.9 PUBLIC ANNOUNCEMENTS. No press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be issued by any party without such party having consulted with and obtained the written consent of the other parties, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that no such consultation or consent is necessary if a press release or other public statement is required to be made by applicable law.

     15.10 U.S. DOLLARS. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

     15.11 NOTICES.

          (a) All notices, requests, demand and other communications under this Agreement shall be in writing and delivered in person or sent by overnight courier or certified mail, postage prepaid, and properly addressed as follows:

     To Seller:

          HPH Industries, Ltd.
          530 Oak Knoll Road
          Lake Forest, Illinois 60045
          Telecopier: (847) 234-0197
          Attention: Howard P. Hoeper

     with a copy to:

          Winston & Strawn
          35 West Wacker Drive
          Chicago, Illinois 60601
          Telecopier: (312) 558-5700
          Attention: Steven J. Gavin

     To Purchaser:

          Van Leer Holding Inc.
          9201 Packaging Drive
          DeSoto, Kansas 66018
          Telecopier: (913) 583-8700
          Attention: President

     with a copy to:

          Ropes & Gray
          One International Place
          Boston, Massachusetts 02110-2624
          Telecopier: (617) 951-7050
          Attention: Robert F. Hayes, Esq.

          (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this SECTION 15.11 if delivered personally or by overnight courier, shall be effective upon delivery; and if delivered by mail, shall be effective three (3) Business Days after deposit in the United States mail, postage prepaid.

     15.12 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     15.13 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender. Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP.

     15.14 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.


                              PACKAGING RESOURCES INCORPORATED


                              By:  /s/ Howard P. Hoeper
                                 -----------------------------------------------
                                   Name:     Howard P. Hoeper
                                   Title:    Chairman, President and
                                             Chief Executive Officer


                              VAN LEER HOLDING INC.


                              By:  /s/ Mark Staton
                                 -----------------------------------------------
                                   Name:     Mark Staton
                                   Title:    President and Chief Executive
                                             Officer


                              Solely for purposes of SECTIONS 5.1, 15.7, 15.8, 15.9, 15.14 and ARTICLE 13 of this Agreement:


                                   /s/ Howard P. Hoeper
                                 -----------------------------------------------
                                   HOWARD P. HOEPER


                              Solely for purposes of SECTIONS 5.1, 5.7, 15.7, 15.8, 15.9, 15.14 and ARTICLE 13 of this
                              Agreement:


                              PACKAGING RESOURCES GROUP, INC.


                              By:  /s/ Howard P. Hoeper
                                 -----------------------------------------------
                                   Name:     Howard P. Hoeper
                                   Title:    Chairman, President and
                                             Chief Executive Officer


                              Solely for purposes of SECTIONS 5.1, 15.7, 15.8, 15.9, 15.14 and ARTICLE 13 of this Agreement:


                              HPH INDUSTRIES, LTD.


                              By:  /s/ Howard P. Hoeper
                                 -----------------------------------------------
                                   Name:     Howard P. Hoeper
                                   Title:    Chairman, President and
                                             Chief Executive Officer